Exhibit 4.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of August 29, 2014
among
STRYKER CORPORATION
and
CERTAIN SUBSIDIARIES
as Borrowers,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swing Line Lender and an L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent,
BANK OF AMERICA, N.A., BARCLAYS BANK PLC,
BNP PARIBAS and CITIBANK, N.A.,
as Co-Documentation Agents,
and
the Other Lenders Party Hereto

J.P. MORGAN SECURITIES LLC, WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP. and
CITIGROUP CAPITAL MARKETS INC.,
as
Joint Lead Arrangers and Joint Bookrunners

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	26
1.03	Accounting Terms	27
1.04	Rounding	28
1.05	References to Agreements and Laws	28
1.06	Exchange Rates; Currency Equivalents	28
1.07	Change of Currency	29
1.08	Letter of Credit Amounts	29
1.09	Times of Day	29
1.10	Amendment and Restatement of Existing Credit Agreement	29

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	30

2.01	Committed Loans	30
2.02	Borrowings, Conversions and Continuations of Committed Loans	30
2.03	Increase in Commitments	33
2.04	Letters of Credit	34
2.05	Swing Line Loans	43
2.06	Prepayments	46
2.07	Reduction or Termination of Commitments	47
2.08	Repayment of Loans	48
2.09	Interest	48
2.10	Fees	48
2.11	Computation of Interest and Fees	49
2.12	Evidence of Debt	49
2.13	Payments Generally; Administrative Agent's Clawback	50
2.14	Sharing of Payments	52
2.15	Designated Borrowers	52
2.16	Cash Collateral	54
2.17	Defaulting Lenders	55
2.18	Extension of Maturity Date	56

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	57

3.01	Taxes	57
3.02	Illegality	60
3.03	Inability to Determine Rates	61
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Offshore Rate Loans	62
3.05	Funding Losses	63
3.06	Survival	64

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	64

4.01	Conditions of Effectiveness of this Agreement	64
4.02	Conditions to all Credit Extensions	65

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(continued) Page

ARTICLE V REPRESENTATIONS AND WARRANTIES	66

5.01	Existence, Qualification and Power; Compliance with Laws	66
5.02	Authorization; No Contravention	66
5.03	Governmental and Third-Party Authorization	67
5.04	Binding Effect	67
5.05	Financial Statements	67
5.06	Litigation	67
5.07	No Default	67
5.08	Environmental Compliance	68
5.09	Taxes	68
5.10	ERISA Compliance	68
5.11	Margin Regulations; Investment Company Act; Anti-Corruption Laws and Sanctions	69
5.12	Disclosure	69
5.13	Centre of Main Interest and Establishments	70

ARTICLE VI AFFIRMATIVE COVENANTS	70

6.01	Financial Statements	70
6.02	Certificates; Other Information	70
6.03	Notices	71
6.04	Payment of Taxes	72
6.05	Preservation of Existence	72
6.06	Maintenance of Properties	72
6.07	Maintenance of Insurance	72
6.08	Compliance with Laws	72
6.09	Books and Records	72
6.10	Inspection Rights	72
6.11	Use of Proceeds	73

ARTICLE VII NEGATIVE COVENANTS	73

7.01	Liens	73
7.02	Subsidiary Indebtedness	75
7.03	Fundamental Changes	76
7.04	Dispositions	76
7.05	Leverage Ratio	77

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	77

8.01	Events of Default	77
8.02	Remedies Upon Event of Default	78
8.03	Application of Funds	79

ARTICLE IX ADMINISTRATIVE AGENT	79

9.01	Appointment and Authorization of Administrative Agent	79

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9.02	Rights as a Lender	80
9.03	Exculpatory Provisions	80
9.04	Reliance by Administrative Agent	81
9.05	Delegation of Duties	81
9.06	Resignation of Administrative Agent	81
9.07	Non-Reliance on Administrative Agent and Other Lenders	82
9.08	No Other Duties, Etc	82
9.09	Administrative Agent May File Proofs of Claim	83

ARTICLE X MISCELLANEOUS	83

10.01	Amendments, Etc.	83
10.02	Notices; Effectiveness; Electronic Communication	85
10.03	No Waiver; Cumulative Remedies; Enforcement	87
10.04	Expenses; Indemnity; Damage Waiver	87
10.05	Payments Set Aside	89
10.06	Successors and Assigns	90
10.07	Treatment of Certain Information; Confidentiality	94
10.08	Set-off	95
10.09	Interest Rate Limitation	95
10.10	Counterparts; Integration; Effectiveness	95
10.11	Survival of Representations and Warranties	96
10.12	Severability	96
10.13	No advisory or Fiduciary Responsibility	96
10.14	Electronic Execution of Assignments and Certain Other Documents	97
10.15	Tax Forms	97
10.16	Replacement of Lenders	98
10.17	Judgment Currency	99
10.18	Governing Law; Jurisdiction; Etc.	99
10.19	Waiver of Jury Trial	100
10.20	USA PATRIOT Act Notice	100
10.21	Appointment	100
10.22	Prepayment of Loans under Existing Credit Agreement	101

iii

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SCHEDULES

1.01A	Existing Letters of Credit

1.01C	Funding Protocols

2.01	Commitments and Applicable Percentages

5.10(d)	Pension Plans

7.01	Existing Liens

7.02	Existing Indebtedness

10.02	Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    Swing Line Loan Notice
C    Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Guaranty
G    Report of Letter of Credit Information
H    Designated Borrower Notice and Assumption Agreement
I    Designated Borrower Confirmation
J    Lender Joinder Agreement

iv

Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of August 29, 2014, among STRYKER CORPORATION, a Michigan corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (including the Persons that are “Lenders” under the Existing Credit Agreement described below as of the Closing Date) (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
WHEREAS, the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of August 22, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers, the Lenders and the Administrative Agent have entered into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the maturity date in respect of the existing senior revolving credit facility under the Existing Credit Agreement; (iii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers outstanding thereunder, which shall be payable in accordance with the terms hereof; and
WHEREAS, it is also the intent of the Borrowers to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is hereby amended and restated as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquired Indebtedness” means Indebtedness of any Person (a) that is existing at the time such Person is acquired by, or merged or consolidated with or into, the Company or a Subsidiary of the Company or that is secured by an asset (and only such asset) when such asset is acquired by the Company or a Subsidiary, and (b) that is not created in contemplation of such Person becoming a Subsidiary or such acquisition.

Exhibit 4.1

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
“Acquisition Adjustments” means the adjustments to certain financial terms and computations more particularly described in Section 1.03(c).
“Additional Commitment Lender” has the meaning specified in Section 2.18(d).
“Administrative Agent” means JPMorgan (including its branches and affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account with respect to such currency, as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent/Arranger Fee Letter” has the meaning specified in Section 2.10(b).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Anniversary Date” has the meaning specified in Section 2.18(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, from time to time, for the purpose indicated, the respective percentages per annum, based upon the Issuer Rating, as set forth below:

Pricing Level	Issuer Rating S&P/Moody’s	Facility Fee	Offshore Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> AA-/Aa3	0.045%	0.580%	0.000%
2	A+/A1	0.060%	0.565%	0.000%
3	A/A2	0.070%	0.680%	0.000%
4	A- / A3	0.100%	0.900%	0.000%
5	BBB+ / Baa1	0.125%	1.000%	0.000%
6	BBB / Baa2	0.150%	1.100%	0.100%
7	< BBB- / Baa3	0.200%	1.300%	0.300%

“Issuer Rating” means, as of any date of determination, the long-term issuer credit rating as determined by either S&P or Moody’s (collectively, the “Issuer Ratings”) of the

Exhibit 4.1

Company. In the case of a split rating, the higher rating will apply (with Pricing Level 1 above being the highest and Pricing Level 7 above being the lowest), in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply, and in the case of only one rating, such rating will apply.
Effective as of the Closing Date, the Applicable Margin shall be based on Pricing Level 3. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Issuer Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, at any time no Issuer Rating exists, the Applicable Margin shall be based on Pricing Level 7.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that, in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Time” means, with respect to any borrowings and payments in any Offshore Currency, the local time in the place of settlement for such Offshore Currency as may be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment (it being understood that such local time shall mean London, England time unless the Company and the Lenders are otherwise notified in writing by the Administrative Agent in accordance with Section 10.02).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMS and WFS, in their capacity as joint lead arrangers and joint bookrunners. The Arrangers, in such capacity, are not party hereto but shall be entitled to the benefits provided by this Agreement to the Indemnitees.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Permitted Securitization Transaction, the net outstanding amount theretofore paid, directly or indirectly, by a funding source to a Securitization Entity in respect of the assets sold, conveyed, contributed or transferred or pledged in connection with such Permitted Securitization Transaction (it being the intent of the parties that the amount of Attributable Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Permitted Securitization Transaction, if the same were

Exhibit 4.1

structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such assets or interests therein).
“AUD Rate” means, for any Loans denominated in Australian Dollars, the AUD Screen Rate or, if applicable pursuant to the terms of Section 3.03, the applicable Reference Bank Rate.
“AUD Screen Rate” means, with respect to any Interest Period, the average bank bill reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal to the relevant Interest Period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:30 a.m. (Melbourne, Australia time) on the Quotation Day for such Interest Period.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of earnings, stockholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Australian Dollars” means the lawful currency of Australia.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Offshore Rate for a one month Interest Period for Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Offshore Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Offshore Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Offshore Rate, respectively.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Borrower” and “Borrowers” each has the meaning set forth in the introductory paragraph hereto.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“British Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and:

Exhibit 4.1

(a)    if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Offshore Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means any such day that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in euro, any fundings, disbursements, settlements and payments in euro in respect of any such Offshore Rate Loan, or any other dealings in euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in a currency other than Dollars or euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or euro in respect of an Offshore Rate Loan denominated in a currency other than Dollars or euro, or any other dealings in any currency other than Dollars or euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan (other than any interest rate settings), means any such day that is also a London Banking Day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” means the lawful currency of Canada.
“Cash Collateralize” means (a) with respect to the Company, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or securities account balances or, if the L/C Issuers or Swing Line Lender benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) such L/C Issuers or the Swing Line Lender (as applicable) and (b) with respect to any Defaulting Lender, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or Swing Line Lender benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and (ii) such L/C Issuers or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CDOR Rate” means, for any Loans denominated in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 3.03, the applicable Reference Bank Rate.
“CDOR Screen Rate” means for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m.  Toronto local time on such day and, if such day is not a business day, then on the immediately preceding business day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local

Exhibit 4.1

time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by the Administrative Agent on the immediately preceding business day.
“Change of Control” means, with respect to any Person, an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any member or members of the Stryker Family Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

Exhibit 4.1

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations issued pursuant thereto.
“Codified Banking Directive” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and prudential supervision of credit institutions and investment firms.
“COF Rate” has the meaning assigned to such term in Section 3.03.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Letter” means the letter agreement, dated August 7, 2014, among the Company, JPMorgan, JPMS, Wells Fargo Bank, N.A. and WFS.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, as to Offshore Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Committed Loans as the same Type and currency, pursuant to Section 2.02(a), which shall be in writing and substantially in the form of Exhibit A.
“Committed Loan Offshore Currency” means (i) each of Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars, New Zealand Dollars and (ii) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed in writing to be a “Committed Loan Offshore Currency” by the Administrative Agent and the Lenders.
“Company” has the meaning set forth in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income plus, without duplication and to the extent deducted in determining such Consolidated Net Income, (a) the sum of (i) Consolidated Interest Charges, (ii) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (iii) the amount of depreciation and amortization expense, (iv) all other non-cash charges (which are not reasonably likely to be convertible into cash within twelve (12) months of the incurrence of the charge), (v) fees, cash charges and other cash expenses paid by the Company or any Subsidiary in connection with any acquisition, disposition, recapitalization, investment, issuance or repayment of Indebtedness, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (vi) (1) for the fiscal quarter ending December 31, 2013, charges in respect of the Rejuvenate Matter in an amount not to exceed $90,000,000, (2) for the fiscal quarter ending

Exhibit 4.1

March 31, 2014, charges in respect of the Rejuvenate Matter in an amount not to exceed $340,000,000, (3) for the fiscal quarter ending June 30, 2014, charges in respect of the Rejuvenate Matter in an amount not to exceed $270,000,000 and (4) for the fiscal quarter ending September 30, 2014 and any fiscal quarter ending thereafter, charges in respect of the Rejuvenate Matter in an aggregate amount not to exceed $690,000,000 during the term of this Agreement, and minus the following to the extent included in calculating such Consolidated Net Income, (b) the sum of (i) non-cash gains on sales of assets for such period and (ii) all other non-cash items increasing Consolidated Net Income (excluding any such non-cash items to the extent they represent the reversal of an accrual) for such period, subject to any applicable Acquisition Adjustments.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries, (a) Indebtedness to the extent reflected on the Company’s consolidated balance sheet determined in accordance with GAAP plus (b) without duplication, all Attributable Indebtedness.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) all interest, debt discount, premium payments, commissions, fees, charges and related expenses of the Company and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets and all discount and/or interest components, fees, charges and related expenses of the Company and its Subsidiaries incurred with respect to any Permitted Securitization Transaction, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, subject to Acquisition Adjustments.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries without giving effect to extraordinary or nonrecurring gains or losses (excluding from the determination of such income gains or losses from Dispositions of assets other than those in the ordinary course of business) for that period, subject to Acquisition Adjustments.
“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries plus non-cash charges associated with the impairment of goodwill of the Company and its Subsidiaries as of that date determined in accordance with GAAP.
“Consolidated Tangible Assets” means, as of any date on which the amount thereof is to be determined, the total amount of all assets of the Company and its Subsidiaries on a consolidated basis (less depreciation, depletion and other properly deductible valuation reserves) after deducting, without duplication, the sum of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.
“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the total amount of all assets of the Company and its Subsidiaries on a consolidated basis (less depreciation, depletion and other properly deductible valuation reserves).
“Contingent Obligation” means, as to any Person, any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation

Exhibit 4.1

of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring or holding harmless in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” means the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith,

Exhibit 4.1

to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) has (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Confirmation” has the meaning specified in Section 2.15.
“Designated Borrower Notice and Assumption Agreement” has the meaning specified in Section 2.15.
“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” means lawful money of the United States of America.
“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Offshore Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of Dollars with such Offshore Currency.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii))
“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), in each case as amended or supplemented from time to time.
“Environmental Laws” means all Laws relating to environmental matters applicable to any property.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or

Exhibit 4.1

indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974 and all regulations issued pursuant thereto.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“euro” or “€” means the single, lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” means any of the events or circumstances specified in Article VIII.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Existing Letters of Credit” means those letters of credit issued by any Lender and outstanding as of the Closing Date under the Existing Credit Agreement and individually described on Schedule 1.01A.
“Existing Maturity Date” has the meaning specified in Section 2.18(a).
“Extending Lender” has the meaning specified in Section 2.18(e).
“Facility Office” means the office(s) notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices of a Lender through which it will perform its obligations under this Agreement.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

Exhibit 4.1

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranty” means the Guaranty dated as of August 22, 2012 made by the Company in favor of the Administrative Agent and the Lenders, substantially in form of Exhibit F.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

Exhibit 4.1

“Honor Date” has the meaning set forth in Section 2.04(c).
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Offshore Rate”.
“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and excluding trade accounts payable accrued in the ordinary course of business); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided that with respect to indebtedness that is nonrecourse to the credit of that Person, such indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of indebtedness secured); (vi) the face amount of any letter of credit available to be drawn issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) net obligations under Swap Contracts; provided, in no event shall obligations under Swap Contracts be deemed “Indebtedness” for any purpose of the definitions of the Leverage Ratio; (viii) all Attributable Indebtedness of any Securitization Entity; and (ix) Contingent Obligations in respect of any of the foregoing.
“Indemnitees” has the meaning set forth in Section 10.04(b).
“Interest Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid or, with respect to an Offshore Rate Loan, converted, in whole or in part, and the Maturity Date; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; and (b) as to any Base Rate Loan, the first Business Day following the last Business Day of each March, June, September and December and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.
“Interest Period” means (a) as to each Offshore Rate Committed Loan, initially, the period commencing on the date such Offshore Rate Committed Loan is disbursed or on the date any Committed Loan is continued as or converted into an Offshore Rate Committed Loan, and ending, in each case, on the date which is one, two, three or six months thereafter, as selected by the Company or the applicable Designated Borrower, as the case may be, in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and available to all Lenders and (b) as to each Offshore Rate Swing Line Loan, initially, the period commencing on the date such Offshore Rate Swing Line Loan is disbursed or on the date any Swing Line Loan is continued, and ending, in each case, on the date which is one week thereafter; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Offshore Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the scheduled Maturity Date.

Exhibit 4.1

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service and any successor governmental agency performing a similar function.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Company or any Designated Borrower (or any Subsidiary) or in favor of any L/C Issuer and relating to such Letter of Credit.
“Japanese Yen” means the official legal currency of Japan.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
“JPMS” means J.P. Morgan Securities LLC and its successors. JPMS is not a party hereto, but shall be entitled to the benefits provided by this Agreement to the Indemnitees.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage as set forth in Section 2.04(c).
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Equivalent Amount of all Unreimbursed Amounts at such time. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.
“L/C Issuer” means, individually or collectively as the context may indicate, (a) each of JPMorgan and Bank of America, N.A. in its capacity as an issuer of Letters of Credit hereunder or any successor to JPMorgan or Bank of America, N.A., as the case may be, in its capacity as an issuer of Letters of Credit hereunder and (b) any other Lender, selected by the Company in consultation with the Administrative Agent, which consents to its appointment by the Company as an issuer of Letters of Credit hereunder in its capacity

Exhibit 4.1

as an issuer of Letters of Credit hereunder or any successor to such Lender in its capacity as an issuer of Letters of Credit hereunder; provided that at no time shall there be more than three L/C Issuers.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lender Joinder Agreement” has the meaning specified in Section 2.03(c).
“Lending Office” means, as to any Lender, the office or offices of such Lender, together with, in each case, any Affiliate of such Lender described as such in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may elect, by notice from time to time to the Company and the Administrative Agent, to make any Committed Borrowing available to a Borrower.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.
“Letter of Credit and Swing Line Offshore Currency” means each of British Pounds Sterling, Swiss Francs, Japanese Yen, euro, Australian Dollars, Canadian Dollars, New Zealand Dollars and any other currency (a) that is a lawful currency (other than Dollars) that is readily available and freely transferable and freely convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (c) is agreed in writing to be a “Letter of Credit and Swing Line Offshore Currency” by (i) an L/C Issuer with respect to Letters of Credit of such currency, (ii) the Swing Line Lender with respect to Swing Line Loans of such currency, (iii) the Lenders and (iv) the Administrative Agent.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five days prior to the scheduled Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $250,000,000, as such amount may be adjusted from time to time in accordance with this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“LIBOR Quoted Currency” means Dollars, euro, British Pounds Sterling, Swiss Francs and Japanese Yen.

Exhibit 4.1

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Offshore Rate”.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing) and any other preferential arrangement in the nature of a security interest.
“Loan” and “Loans” means extensions of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Designated Borrower Notice and Assumption Agreement, each Note, the Guaranty, each Letter of Credit Application and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement.
“Local Screen Rates” means the CDOR Screen Rate, the AUD Screen Rate and the NZD Screen Rate.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets or financial condition of the Company and its Subsidiaries taken as a whole, other than any material adverse change which has been publicly disclosed in the Company’s filings with the SEC prior to July 25, 2014; (b) a material impairment of the ability of the Company to pay or perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.
“Material Disposition” means any Disposition, or series of related Dispositions, by the Company and its Subsidiaries of real or personal property that has a book value, as determined in accordance with GAAP, equal to or greater than 10% of Consolidated Tangible Assets determined as of the last day of the immediately preceding fiscal quarter of the Company.
“Material Indebtedness” means any Indebtedness of the Company and its Subsidiaries (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount outstanding of more than $100,000,000.
“Material Subsidiary” means any direct or indirect Subsidiary of the Company which (i) has total assets equal to or greater than 10% of Consolidated Total Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Section 6.01(a) (or if prior to delivery of any financial statements pursuant to such Section, then calculated with respect to the Audited Financial Statements) (the “Required Financial Information”)) or (ii) has income equal to or greater than 10% of Consolidated Net Income (calculated for the most recent period for which the Administrative Agent has received the Required Financial Information).
“Maturity Date” means the later of (a) August 22, 2019 and (b) with respect to each Extending Lender and each Additional Commitment Lender, if maturity is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section; provided, however, that with respect to any Non-Extending Lender, the Maturity Date shall be the applicable Anniversary Date on which the extension of the Existing Maturity Date (as to which such Non-Extending Lender has not agreed) becomes effective; provided, further, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

Exhibit 4.1

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Zealand Dollars” means the lawful currency of New Zealand.
“Non-Extending Lender” has the meaning specified in Section 2.18(b).
“Non-LIBOR Quoted Currency” means Canadian Dollars, Australian Dollars and New Zealand Dollars.
“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.
“NZD Rate” means, for any Loans denominated in New Zealand Dollars, the NZD Screen Rate or, if applicable pursuant to the terms of Section 3.03, the applicable Reference Bank Rate.
“NZD Screen Rate” means, with respect to any Interest Period, the average bank bill reference rate for bills of exchange as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal to the relevant Interest Period displayed on page BKMB of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:45 a.m. (Wellington, New Zealand time) on the Quotation Day for such Interest Period.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Borrower arising under any Loan Document, in each case to which it is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Offshore Currency” means any Committed Loan Offshore Currency or any Letter of Credit and Swing Line Offshore Currency, as the context may require.
“Offshore Currency Loan” means any Offshore Currency Committed Loan or any Offshore Currency Swing Line Loan.
“Offshore Currency Committed Loan” means each Committed Loan denominated in a Committed Loan Offshore Currency.

Exhibit 4.1

“Offshore Currency Committed Loan and Swing Line Loan Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $500,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.
“Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $600,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.
“Offshore Currency Swing Line Loan” means each Swing Line Loan denominated in a Letter of Credit and Swing Line Offshore Currency.
“Offshore Rate” means, (i) for any Interest Period with respect to an Offshore Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (i) for any Interest Period with respect to an Offshore Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the applicable Local Screen Rate for such Non-LIBOR Quoted Currency on the Quotation Day for such currency and Interest Period; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the LIBOR Screen Rate or the Local Screen Rate, as the case may be, for such currency and Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Offshore Rate” shall be subject to Section 3.03.
“Offshore Rate Loan” means a Loan bearing interest or to bear interest at a rate based on the “Offshore Rate”. Offshore Rate Loans include all Offshore Currency Loans.
“Offshore Rate Committed Loan” means a Committed Loan bearing interest or to bear interest at a rate based on the Offshore Rate and includes all Offshore Currency Committed Loans.
“Offshore Rate Swing Line Loan” means a Swing Line Loan bearing interest or to bear interest at a rate based on the Offshore Rate and includes all Offshore Currency Swing Line Loans.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent corporate constituent documents with respect to any non-U.S. entity); (b) with respect to any limited liability company (including any sociedad de responsabilidad limitada organized under the laws of Panama), the certificate or articles of formation or organization and operating agreement (or equivalent limited liability company constituent documents with respect to any non-U.S. entity); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state

Exhibit 4.1

or jurisdiction of its formation and all certificates and articles issued thereto by such secretary of state or other department, in each case as amended from time to time.
“Other Taxes” has the meaning therefor set forth in Section 3.01(b).
“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent Amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the Dollar Equivalent Amount of the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan in the applicable interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding the minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including where applicable a Multiemployer Plan or a Multiple Employer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

Exhibit 4.1

“Permitted Securitization Transaction” means the transaction contemplated by any transaction or series of transactions pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) or any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Qualifying Lender” means a Lender which is beneficially entitled to all payments made to it and which at the time the payment is made is:
(i)    an entity which is, pursuant to Section 9 of the Central Bank Act 1971 of Ireland, licensed to carry on banking business in Ireland and whose Facility Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA; or

(ii)    an authorized credit institution under the terms of the Codified Banking Directive that has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and which carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and has its Facility Office located in Ireland; or

(iii)    a body corporate which is resident for tax purposes in a Relevant Territory (for these purposes residence is determined under the tax laws of the Relevant Territory) and either (i) that Relevant Territory imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or (ii) the interest is exempted from Irish income tax pursuant to the terms of a double taxation treaty that is in force on the date the relevant interest is paid (or would be so exempted if such Treaty, which had been signed on or before that date, had the force of law by virtue of Section 826(1) TCA); provided in each case that such body corporate does not have its Facility Office in Ireland and does not carry on a trade through an Irish branch with which the interest is connected; or

(iv)     a corporation organized under the laws of any political subdivision of the United States that is subject to tax in the United States on its worldwide income; provided that such corporation does not have its Facility Office located in Ireland and does not carry on a trade through an Irish branch which the interest is connected; or

Exhibit 4.1

(v)    a limited liability company organized under the laws of any political subdivision of the United States, the ultimate recipients of the interest payable to it are Qualifying Lenders within paragraph (iii) or (vi) of this definition and the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes; provided that such limited liability company does not have its Facility Office located in Ireland and the ultimate recipients of the interest do not carry on a trade through an Irish branch which the interest is connected;

(vi)     in cases only where the interest is paid by a Borrower which is a qualifying company within the meaning of Section 110 TCA, a Lender who is resident for tax purposes in a Relevant Territory under the laws of that territory provided that such company does not have its Facility Office in Ireland and the interest is not connected with any Irish branch or agency of such Borrower; or

(vii)    a qualifying company within the meaning of Section 110 TCA; or

(viii)    a body corporate:

(A)	which advances money in the ordinary course of a trade which includes the lending of money;

(B)	in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such body corporate; and

(C)	which has made the appropriate notifications under Section 246(5)(a) TCA to the Irish Revenue authorities and the relevant Borrowers;

(ix)    a Treaty Lender; or

(x)    an investment undertaking within the meaning of section 739B of the TCA.

“Quotation Day” means, with respect to any Borrowing of Offshore Currency Loans for any Interest Period, (i) if the currency is British Pounds Sterling, Canadian Dollars, Australian Dollars or New Zealand Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Offshore Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant Interest Period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company and as agreed to by such bank.

Exhibit 4.1

“Register” has the meaning set forth in Section 10.06(c).
“Rejuvenate Matter” means the voluntary recall of the Company’s Rejuvenate and ABG II modular-neck hip stems.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Territory” means a country (other than Ireland) with which Ireland has signed a double taxation treaty or a member state of the European Communities (other than Ireland).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the president, chief financial officer, vice president of finance, treasurer or assistant treasurer or any other authorized signatory of any Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower, shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of such Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Restricted Lender” has the meaning set forth in Section 10.16.
“Revaluation Date” means with respect to Outstanding Amounts denominated in an Offshore Currency, each of the following with respect to such Offshore Currency: (a) the date that is two (2) Business Days prior to the date of a Credit Extension issued or advanced that results in or provides for a conversion to or continuation of such Outstanding Amount, (b) each date on which any such Outstanding Amount is due, (c) any Interest Payment Date applicable thereto, (d) the Honor Date with respect to any Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency, (e) each date of an amendment of any such Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency having the effect of increasing the amount thereof, (f) each effective date of renewal of an Auto-Renewal Letter of Credit pursuant to Section 2.04(b)(iii), (g) any date on which an L/C Borrowing is deemed to have been made with respect to a Letter of Credit denominated in a Letter of Credit and Swing Line Offshore Currency, (h) the date of each Committed Loan Notice submitted by the Swing Line Lender pursuant to Section 2.05(c)(ii), (i) the date of any determination of a Dollar Equivalent Amount by the Swing Line Lender in accordance with Section 2.05(d), and (k) any additional and more frequent dates as Administrative Agent or an L/C Issuer in its reasonable discretion may, or at the direction of the Required Lenders, shall, select from time to time.

Exhibit 4.1

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent or any L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rates” means the LIBOR Screen Rate and the Local Screen Rates.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Entity” means Stryker Funding Corporation, a Michigan corporation, and any other wholly-owned Subsidiary (or another Person in which the Company or any Subsidiary of the Company makes an investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity, (i) no portion of the Indebtedness (contingent or otherwise) of which (a) is guaranteed by the Company or any Subsidiary of the Company other than pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (ii) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (iii) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Senior Officer” means the chief executive officer, the chief financial officer or the treasurer of the Company.

Exhibit 4.1

“Spot Rate” means, on any day, with respect to any Offshore Currency, the rate at which such Offshore Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Applicable Time, on such date on the Reuters World Currency Page for such Offshore Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate with respect to such Offshore Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Spot Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Offshore Currency on the London market at 11:00 a.m., Applicable Time, on such date for the purchase of Dollars with such Offshore Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in accounts receivable securitization transactions.
“Stryker Family Group” means the descendants of L. Lee Stryker and members of such descendants’ families and trusts for the benefit of such Persons.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Exhibit 4.1

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.
“Swing Line Lender” means JPMorgan (including its branches and affiliates) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.05(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $100,000,000, as such amount may be adjusted from time to time in accordance with this Agreement. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Swiss Francs” means the lawful currency of Switzerland.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent, in consultation with the Company, to be a suitable replacement) for the settlement of payments in euro.
“TARGET Day” means any London Banking Day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.
“Taxes” has the meaning therefor set forth in Section 3.01(a).
“TCA” means the Taxes Consolidation Act 1997 of Ireland, as amended.
“Threshold Amount” means 10% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter of the Company for which financial statements have been furnished pursuant to the terms hereof.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Treaty Lender” means, in respect of a Borrower, a Lender which:

(a)    is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)    does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement with Ireland (a “Treaty”) which makes provision for full exemption from tax imposed by Ireland on interest, subject to the completion of procedural formalities.

Exhibit 4.1

“Type” means with respect to a Committed Loan, its character as (a) a Base Rate Loan or (b) an Offshore Rate Loan.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).
“WFS” means Wells Fargo Securities, LLC and its successors. WFS is not a party hereto, but shall be entitled to the benefits provided by this Agreement to the Indemnitees.
“WFS Fee Letter” means the letter agreement, dated August 7, 2014, among the Company, Wells Fargo Bank, National Association and WFS.
“Withholding Agent” means any Borrower or the Administrative Agent as required by applicable Law.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(1)    (i)    The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Exhibit 4.1

1.03    Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP (except as otherwise expressly noted therein), as in effect from time to time (subject to Section 1.03(b) below), applied in a manner consistent with that used in preparing the Audited Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    With respect to any Acquisition consummated on or after the Closing Date, at the Company’s discretion, the following shall apply:
(i)    For each period of four fiscal quarters of the Company ending next following the date of any Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person is reasonably available, and which amounts may include such adjustments as are permitted under Regulation S‑X of the Securities and Exchange Commission or reasonably satisfactory to the Administrative Agent;
(ii)    For each period of four fiscal quarters of the Company ending next following the date of each Acquisition, Consolidated Interest Charges shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis to the extent information in sufficient detail concerning such historical results of such Person is reasonably available; provided, however, Consolidated Interest Charges shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Acquisition and (ii) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Acquisition (“Incremental Debt”) calculated (A) as if all such Incremental Debt had been incurred as of the first day of such period of four fiscal quarters and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such four fiscal quarters, as the case may be.
(d)    With respect to any Material Disposition consummated on or after the Closing Date, for each period of four fiscal quarters of the Company ending next following the date of such Material Disposition, Consolidated EBITDA for such period shall be either (i) reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such

Exhibit 4.1

period or (ii) increased by an amount equal to the Consolidated EBITDA (if negative) attributable to such property for such period and Consolidated Funded Indebtedness shall exclude any debt repaid with the proceeds of such Material Disposition.
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Exchange Rates; Currency Equivalents. The Administrative Agent or an L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date applicable to any Offshore Currency to be used for calculating Dollar Equivalent Amounts of Credit Extensions and Outstanding Amounts denominated in such Offshore Currency. Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or an L/C Issuer, as applicable.

Exhibit 4.1

1.07    Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the European Union and any relevant market conventions or practices relating to the euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.09    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.10    Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Committed

Exhibit 4.1

Loans and risk participations and funded participations in L/C Obligations and Swing Line Loans hereunder reflect such Lender’s Applicable Percentage of such Outstanding Amounts on the Closing Date and (e) the Borrowers hereby agree to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Offshore Rate Loans (including the “Offshore Rate Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.05 hereof.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Prior to the Closing Date, certain loans were made to the Borrowers under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, each Borrower and each of the Lenders agree that on the Closing Date but subject to the reallocation and other transactions described in Section 1.10, the Existing Loans under the Existing Credit Agreement shall be reevidenced as Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. In addition, subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in Committed Loan Offshore Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans and Swing Line Loans outstanding in Offshore Currencies (other than euro) shall not exceed the Offshore Currency Committed Loan and Swing Line Loan Sublimit and (iv) the aggregate Outstanding Amount of all Committed Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies (other than euro) shall not exceed the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Offshore Rate Loans, as further provided herein. The initial borrowing from any Lender to a Borrower organized under the laws of the Netherlands shall at all times exceed €100,000 (or its equivalent in another currency).
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Borrowings, Conversions and Continuations of Committed Loans. Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans shall be made upon the Company’s or a Designated Borrower’s irrevocable notice to the Administrative Agent, which may, in the case of a Committed Borrowing denominated in Dollars, be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (Applicable Time, in the case of an Offshore Rate Committed Loan denominated in an Offshore Currency) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Offshore Rate Committed Loans denominated in Dollars, Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars or New Zealand Dollars, (ii) five Business Days prior to the requested date of any Borrowing of, conversion to or continuation of an Offshore Rate Committed Loan denominated in any other Committed Loan Offshore Currency and (iii) on the requested date of any Borrowing of Base Rate Committed Loans or of any conversion of Offshore Rate Committed Loans

Exhibit 4.1

denominated in Dollars to Base Rate Committed Loans; provided, however, that if the Company wishes to request Offshore Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon (Applicable Time, in the case of an Offshore Rate Committed Loan denominated in an Offshore Currency) (i) three Business Days prior to the requested date of such Borrowing, conversion or continuation of Offshore Rate Committed Loans denominated in Dollars, (ii) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Offshore Rate Loans denominated in Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars or New Zealand Dollars or (iii) six Business Days prior to the requested date of such Borrowing, conversion or continuation of Offshore Rate Committed Loans denominated in any other Committed Loan Offshore Currency, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m. (Applicable Time, in the case of an Offshore Rate Committed Loan denominated in an Offshore Currency), (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Offshore Rate Loans denominated in Dollars, Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars and New Zealand Dollars or (ii) five Business Days prior to the requested date of such Borrowing, conversion or continuation of Offshore Rate Loans denominated in any other Committed Loan Offshore Currency, the Administrative Agent shall notify the Company or the applicable Designated Borrower, as the case may be, (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Any telephonic notice permitted hereunder must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Company or a Designated Borrower, as the case may be; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice. Each Borrowing of, conversion to or continuation of Offshore Rate Committed Loans in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and each Borrowing of, conversion to or continuation of Offshore Rate Committed Loans in a Committed Loan Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $5,000,000. Except as provided in Sections 2.04(c) and 2.05(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written in accordance with this Agreement) shall specify (i) whether the Company or the applicable Designated Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Offshore Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Committed Loans to be borrowed. If the Company or the applicable Designated Borrower fails to specify a currency in a Committed Loan Notice requesting (x) a Borrowing, then the Committed Loans so requested shall not be advanced, or (y) a continuation, then the Committed Loans shall be continued in the existing currency. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, converted to, or continued as, (i) in the case of an Offshore Rate Loan denominated in an Offshore Currency, an Offshore Rate Loan having an Interest Period of one month or (ii) in the case of an Offshore Rate Loan denominated in Dollars, a Base Rate Loan. Any such automatic continuation of an Offshore Rate Committed Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Offshore Rate Committed Loans. If no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to or continuation of Offshore Rate Committed Loans. If the Company requests a Borrowing of, conversion to, or continuation of Offshore Rate Committed Loans in any such Committed Loan Notice,

Exhibit 4.1

whether requested in Dollars or in a Committed Loan Offshore Currency, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency than as originally borrowed, but instead must be repaid in the original currency of such Committed Loan and reborrowed in such different currency. Only Committed Loans in Dollars are subject to conversion; Offshore Currency Committed Loans may only be continued or repaid. Part I of Schedule 1.01(C) summarizes the protocols for Borrowings, conversions and continuations of Committed Loans.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than 1:00 p.m., Applicable Time, in the case of any Committed Loan in an Offshore Currency, in each case on the Business Day specified in the applicable Committed Loan Notice; provided that, each Lender may, at its option, make any Committed Borrowing available to any Borrower by causing any Lending Office of such Lender to make such Loan; provided further that any exercise of such option shall not affect the obligation of such Borrower to repay such Committed Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of JPMorgan with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, an Offshore Rate Committed Loan may be continued or converted only on the last day of the Interest Period for such Offshore Rate Committed Loan. During the existence of an Event of Default, no Committed Loans may be requested as, converted into or continued as Offshore Rate Committed Loans (whether in Dollars or any Committed Loan Offshore Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Offshore Rate Committed Loans in Dollars be converted immediately to Base Rate Loans and that any or all of the then outstanding Offshore Currency Committed Loans be prepaid on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the Offshore Rate applicable to any Interest Period for any Offshore Rate Committed Loan upon determination of such Offshore Rate in accordance with the definition thereof.
(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

Exhibit 4.1

2.03    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $100,000,000 or, if less, the amount remaining, and (ii) the Company may make a maximum of five such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Nothing contained in this Section 2.03 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent, the Swing Line Lender, and the L/C Issuers (which approvals shall not be unreasonably withheld or delayed and which approvals shall not be required with respect to any Lender, Affiliate of a Lender or an Approved Fund), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement substantially in the form of Exhibit J or any other form reasonably agreed by the Administrative Agent, the Company and the applicable Eligible Assignee. For the avoidance of doubt, the consent of the Lenders is not required to increase the Aggregate Commitments pursuant to this Section 2.03, except that each Lender shall have the right to consent to an increase in the amount of its Commitment.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the Company shall determine the final allocation of such increase, in consultation with the Administrative Agent. The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Increase in Sublimits. If the Aggregate Commitments are increased in accordance with this Section, prior to the Increase Effective Date of such increase, the Company may request an increase in (i) the Letter of Credit Sublimit, which such increase shall be effected with the written consent of the Administrative Agent and each L/C Issuer on or prior to the Increase Effective Date, (ii) the Swing Line Sublimit, which such increase shall be effected with the written consent of the Administrative Agent and the Swing Line Lender on or prior to the Increase Effective Date, (iii) the Offshore Currency Committed Loan and Swing Line Loan Sublimit, which such increase shall be effected with the written consent of the Administrative Agent and the Swing Line Lender on or prior to the Increase Effective Date, or (iv) the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit, which such increase shall be effected with the written consent of the Administrative Agent, each L/C Issuer (if the Letter of Credit Sublimit is also being increased) and the Swing Line Lender (if the Swing Line Sublimit is also being increased) on or prior to the Increase Effective Date.

Exhibit 4.1

(f)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of the Company, certifying that, both immediately before and immediately after giving effect to such increase, no Default exists. On each Increase Effective Date, (i) each relevant Lender that is increasing its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as such Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the outstanding Committed Loans (and, subject to Section 2.17, risk participations in outstanding Swing Line Loans and L/C Obligations) to be held ratably by all Lenders in accordance with their respective revised Applicable Percentage, (ii) the Borrowers shall be deemed to have prepaid and reborrowed the outstanding Committed Loans as of such Increase Effective Date to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section and (iii) the Company shall pay to the relevant Lenders the amounts, if any, required pursuant to Section 3.05 as a result of such prepayment.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.
2.04    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Letter of Credit and Swing Line Offshore Currencies for the account of the Company, any Designated Borrower or any of Subsidiary of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to risk participate in Letters of Credit issued for the account of the Company, any Designated Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the aggregate Outstanding Amount of all Committed Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies shall not exceed the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit at any time, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Company agrees to promptly notify the Administrative Agent of the designation of any Lender as an L/C Issuer. From and after the Closing Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of L/C Obligations in accordance with the terms hereof, the payment of interest thereon and the payment

Exhibit 4.1

of fees due under this Section 2.04 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).
(ii)    No L/C Issuer shall issue any Letter of Credit, if:
(A)    subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twenty-four months after the date of issuance or last renewal unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date unless all of the Lenders have approved such later expiry date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer of general applicability to all account parties of such L/C Issuer similarly situated to the Company or a Designated Borrower;
(C)    except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than the Dollar Equivalent Amount of $100,000;
(D)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(E)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.17(c)) with respect to the Defaulting Lender arising from such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure.
(iv)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Exhibit 4.1

(v)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or a Designated Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (either Dollars or a Letter of Credit and Swing Line Offshore Currency); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party (either the Company or a Designated Borrower) for whom such Letter of Credit shall be issued; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Part II of Schedule 1.01(C) summarizes the protocols for the issuance and amendment of Letters of Credit.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or a Designated Borrower and, if not, such L/C Issuer may provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender or the Administrative Agent at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted under Section 2.04(a)(i) in terms of any additional L/C Obligations created thereby, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or a Designated Borrower, as applicable, or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Company or a Designated Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent

Exhibit 4.1

any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company or such Designated Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall have any obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time, and in no event shall the expiry date of any Auto-Renewal Letter of Credit after any renewal as described herein occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company or the applicable Designated Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company, the applicable Designated Borrower and the Administrative Agent thereof and of the anticipated date of payment by such L/C Issuer under such Letter of Credit (each such actual date of payment, an “Honor Date”). In the case of a Letter of Credit denominated in an Offshore Currency, the Company or the applicable Designated Borrower, as the case may be, shall reimburse the applicable L/C Issuer for any drawing thereunder in such Offshore Currency, unless such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Offshore Currency, the applicable L/C Issuer shall notify the Company or the applicable Designated Borrower, as the case may be, of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The Company or the applicable Designated Borrower, as the case may be, shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency not later than (A) in the event notice of the Honor Date has been given to the Company or the applicable Designated Borrower, as the case may be, at least one Business Day in advance of such Honor Date, 12:00 noon (Applicable Time, in the case of a Letter of Credit to be reimbursed in an Offshore Currency), or (B) in any other event, 12:00 noon (Applicable Time, in the case of a Letter of Credit to be reimbursed in an Offshore Currency) on the Business Day following the Honor Date. If the Company or such Designated Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof and, in accordance with the following sentence, whether a Committed Borrowing of Base Rate Loans will be made to repay the Unreimbursed Amount or whether, pursuant to Section 2.04(c)(iii), an L/C Borrowing in the amount of the Unreimbursed Amount shall

Exhibit 4.1

be deemed incurred by the Company or the applicable Designated Borrower and that each Lender shall participate in such L/C Borrowing in accordance with its Applicable Percentage. In such event, the Company or the applicable Designated Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or 2.05 that such payment be financed with (x) to the extent such Unreimbursed Amount is in Dollars, a Base Rate Loan or Swing Line Loan in Dollars in an amount equal to such Unreimbursed Amount or (y) to the extent such Unreimbursed Amount is in an Offshore Currency, an Offshore Rate Loan in such Offshore Currency in an amount equal to such Unreimbursed Amount and, in each case, to the extent so financed, the Company’s or the applicable Designated Borrower’s, as the case may be, obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan, Offshore Rate Loan or Swing Line Loan, as applicable. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) shall have the same force and effect as if made by the Company or a Designated Borrower, and may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the applicable L/C Issuer, in the currency of the applicable Letter of Credit, at the Administrative Agent’s Office for payments in such currency in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. Any payment made by a Lender pursuant to this paragraph to reimburse any L/C Issuer for any Unreimbursed Amount (other than the funding of Base Rate Loans, Offshore Rate Loans or a Swing Line Loan as contemplated above) shall not constitute a Committed Loan and shall not relieve the Company or the applicable Designated Borrower, as the case may be, of its obligation to reimburse such Unreimbursed Amount.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company or the applicable Designated Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its risk participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its risk participation obligation in such L/C Borrowing under this Section 2.04.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any Unreimbursed Amount drawn under any Letter of Credit or to fund its participation therein, as the case may be, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Designated Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set

Exhibit 4.1

forth in Section 4.02 (other than delivery by the Company or any Designated Borrower of a Committed Loan Notice). Any such reimbursement with the proceeds of Committed Loans or L/C Advances shall not relieve or otherwise impair the obligation of the Company or the applicable Designated Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company, the applicable Designated Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender the amount of its Applicable Percentage thereof.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(c)(i) in respect of any drawing on any Letter of Credit is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Administrative Agent in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer the amount of its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, and such payment by each Lender shall be deemed to be its L/C Advance in such amount pursuant to Section 2.04(c)(iii). The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Company or the applicable Designated Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, set-off, defense or other right that the Company or a Designated Borrower, as the case may be, may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such

Exhibit 4.1

transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Letter of Credit and Swing Line Offshore Currency to the Company or any Designated Borrower or in the relevant currency markets generally; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a Designated Borrower, as the case may be.
The Company or the applicable Designated Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s or such Designated Borrower’s instructions or other irregularity, the Company or such Designated Borrower will immediately notify the applicable L/C Issuer. The Company or the applicable Designated Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Company (on behalf of itself and each Designated Borrower) agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company and each Designated Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company or a Designated Borrower, as the case may be, from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company or a Designated Borrower, as the case may be, may have a claim against

Exhibit 4.1

the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Company or a Designated Borrower, as the case may be, to the extent, but only to the extent, of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company or a Designated Borrower, as the case may be, which the Company or such Designated Borrower, as applicable, proves (as determined in a final judgment, with respect to which all appeals have been abandoned or exhausted, by a court of competent jurisdiction) were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible (a) for accepting documents that appear on their face to be in order except to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or a Designated Borrower, as the case may be, which the Company or such Designated Borrower, as applicable, proves were caused by such L/C Issuer’s gross negligence or willful misconduct in determining that any such document appears on its face to be in order or (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company or the applicable Designated Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(h)    Letter of Credit Fees. The Company or the applicable Designated Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin times the amount of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the third Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and, thereafter, on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Letter of Credit Fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and Letter of Credit Fees in respect of Letters of Credit denominated in an Offshore Currency shall be paid in such Offshore Currency.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company or the applicable Designated Borrower shall pay directly to (i) JPMorgan, in its capacity as an L/C Issuer, for its own account, a fronting fee (A) with respect to each commercial Letter of Credit issued by it, at the rate per annum specified in the Agent/Arranger Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company or the

Exhibit 4.1

Applicable Designated Borrower, as the case may be, and JPMorgan, in its capacity as an L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each standby Letter of Credit issued by it, at the rate per annum specified in the Agent/Arranger Fee Letter, computed on the amount of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and (ii) each other L/C Issuer for its own account, a fronting fee (A) with respect to each commercial Letter of Credit issued by it, at the rate per annum agreed to by the Company and such L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company or the Applicable Designated Borrower, as the case may be, and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each standby Letter of Credit issued by it, at the rate per annum agreed by the Company and such L/C Issuer, computed on the amount of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fees shall be due and payable on the third Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Company or the applicable Designated Borrower shall pay directly to each L/C Issuer for its own account, the reasonable and customary issuance, presentation, amendment and other processing fees, and other reasonable and customary costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such reasonable and customary fees, costs and charges are due and payable promptly after request therefor. Fronting fees and other fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and fronting fees and other fees in respect of Letters of Credit denominated in an Offshore Currency shall be paid in such Offshore Currency.
(j)    Conflict with Issuer Documents; Offshore Currencies. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. In lieu of a Letter of Credit issued in a Letter of Credit and Swing Line Offshore Currency, the Company or a Designated Borrower may request from the Administrative Agent and the applicable L/C Issuer an extension of credit by such L/C Issuer in such Letter of Credit and Swing Line Offshore Currency in a form or arrangement similar to a Letter of Credit and acceptable to the Administrative Agent, such L/C Issuer and the Required Lenders in their reasonable discretion and otherwise subject to Section 2.04 as if it was a Letter of Credit.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Letters of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit G, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

Exhibit 4.1

2.05    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) in Dollars or Letter of Credit and Swing Line Offshore Currencies as requested by the Company or a Designated Borrower, to the Company or such Designated Borrower from time to time on any Business Day during the Availability Period in an aggregate Dollar Equivalent Amount not to exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the aggregate Outstanding Amount of Committed Loans and Applicable Percentage of L/C Obligations of the Swing Line Lender in its capacity as a Lender, may exceed the amount of such Swing Line Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Committed Loans and Swing Line Loans and L/C Obligations issued or outstanding in Offshore Currencies (other than euro) shall not exceed the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit, (ii) the aggregate Outstanding Amount of all Committed Loans and Swing Line Loans outstanding in Offshore Currencies (other than euro) shall not exceed the Offshore Currency Committed Loan and Swing Line Loan Sublimit, (iii) the Total Outstandings shall not exceed the Aggregate Commitments and (iv) the aggregate Outstanding Amount of the Committed Loans of any Lender other than the Swing Line Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, provided, further, that neither the Company nor any Designated Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company and the Designated Borrowers may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan advanced in Dollars shall bear interest at the Base Rate, and each Swing Line Loan advanced in a Letter of Credit and Swing Line Offshore Currency shall bear interest at the Offshore Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of the Swing Line Loan. The initial borrowing from any Lender to a Borrower organized under the laws of the Netherlands shall at all times exceed €100,000 (or its equivalent in another currency).
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s or a Designated Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which, in the case of a Swing Line Borrowing denominated in Dollars, may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon (Applicable Time, in the case of a Swing Line Borrowing denominated in an Offshore Currency) (i) on the requested Borrowing date (or at such later time of day as the Swing Line Lender may agree in a particular instance in its sole discretion) for Dollars, (ii) on the date two (2) Business Days prior to the requested Borrowing date (or upon such shorter notice period or at such later time of day as the Swing Line Lender may agree in a particular instance in its sole discretion) for Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars or New Zealand Dollars and (iii) on the date four (4) Business Days prior to the requested Borrowing date (or upon such shorter notice period or at such later time of day as the Swing Line Lender may agree in a particular instance in its sole discretion) for any other Letter of Credit and Swing Line Offshore Currency, and shall specify (i) the amount to be borrowed, which shall be a minimum of the Dollar Equivalent Amount of $500,000 and integral multiples of $100,000 in excess thereof, (ii) whether such Swing Line Loan is to be advanced in Dollars or in a Letter of Credit and Swing Line Offshore Currency, and, if in a Letter of Credit and Swing Line Offshore Currency, the applicable

Exhibit 4.1

Letter of Credit and Swing Line Offshore Currency, and (iii) the requested Borrowing date, which shall be a Business Day. Any telephonic notice permitted hereunder must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company or a Designated Borrower, as the case may be; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such telephonic notice. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company or the applicable Designated Borrower at its office by crediting the account of the Company or such Designated Borrower as designated by the Company or such Designated Borrower, as applicable, in Same Day Funds. Part III of Schedule 1.01(C) summarizes the protocols for Borrowings of Swing Line Loans.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request (which request shall have the same force and effect as if made by the Company or a Designated Borrower) that each Lender make a Committed Loan in an amount equal to such Lender’s Applicable Percentage of any Swing Line Loan. If such Swing Line Loan is outstanding in a currency described in clause (i) of the definition of “Committed Loan Offshore Currency”, then such Committed Loan shall be an Offshore Currency Committed Loan in such currency in an amount equal to such Lender’s Applicable Percentage of such Swing Line Loan. If such Swing Line Loan is outstanding in Dollars or a currency that is not described in clause (i) of the definition of “Committed Loan Offshore Currency”, then such Committed Loan shall be a Base Rate Committed Loan in Dollars in the Dollar Equivalent Amount of such Lender’s Applicable Percentage of such Swing Line Loan. Such request shall be made in writing (which request shall have the same force and effect as if made by the Company or a Designated Borrower) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the Aggregate Commitments and there existing no Default or Event of Default at the time such Swing Line Loan is deemed a Committed Loan. The Swing Line Lender shall furnish the Company with a copy of the applicable request promptly after delivering such request to the Administrative Agent. Each Lender shall make an amount equal to the amount, or Dollar Equivalent Amount, as the case may be, of its Applicable Percentage of the Swing Line Loan amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the applicable Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Loan to the Company or the applicable Designated Borrower in such amount. The Administrative Agent shall remit the funds so received from the Lenders to the Swing Line Lender.
(ii)    If for any reason any Committed Borrowing cannot be requested in accordance with Section 2.05(c)(i) or any Swing Line Loan cannot be refinanced by such a Committed Borrowing, the Committed Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the

Exhibit 4.1

Swing Line Lender that each of the Lenders fund its risk participation in the amount and currency of the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such risk participation in the amount of such Swing Line Loan.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, in each case plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund in Dollars risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, any Designated Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. Any such purchase of risk participations by each Lender from the Swing Line Lender shall not relieve or otherwise impair the obligation of the Company or the applicable Designated Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender in the amount and currency of its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand only upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company or the applicable Designated Borrower for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s

Exhibit 4.1

Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Company or the applicable Designated Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)    Defaulting Lender. The Swing Line Lender shall not be under any obligation to make any Swing Line Loans at any time during which there exists a Defaulting Lender, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swing Line Lender (in its reasonable discretion) with the Borrowers or such Defaulting Lender to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(c)) with respect to such Defaulting Lender arising from such Swing Line Loan and all other Swing Line Loans as to which the Swing Line Lender has Fronting Exposure.
2.06    Prepayments.
(a)    Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (Applicable Time, in the case of a Borrowing denominated in an Offshore Currency) (A) two Business Days prior to any date of prepayment of Offshore Rate Committed Loans denominated in Dollars, (B) three Business Days prior to any date of prepayment of an Offshore Rate Committed Loan denominated in Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars or New Zealand Dollars, (C) five Business Days prior to any date of prepayment of an Offshore Rate Committed Loan denominated in any other Committed Loan Offshore Currency and (D) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Offshore Rate Committed Loans in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Offshore Rate Committed Loans in a Committed Loan Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $5,000,000; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Offshore Rate Committed Loans are to be prepaid, the Interest Period(s) and Committed Loan Offshore Currencies, if applicable, of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    Each Borrower may, upon notice to the Swing Line Lender (who shall provide a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender not later than 12:00 noon (Applicable Time, in the case of a Borrowing denominated in an Offshore Currency) (A) on the date of the prepayment if in Dollars, (B) three Business Days prior to any date of prepayment if in Canadian Dollars, euro, British Pounds Sterling, Swiss Francs, Japanese Yen, Australian Dollars or New Zealand Dollars and (C) four Business Days prior to any date of prepayment if in any other Letter of Credit and Swing Line Offshore Currency, (ii) any such prepayment of any Swing Line Loans in Dollars

Exhibit 4.1

shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (iii) any such prepayment of Swing Line Loans in a Letter of Credit and Swing Line Offshore Currency shall be in a minimum principal amount of the Dollar Equivalent Amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If the Administrative Agent notifies the Company at any time that the Total Outstandings (minus the amount of any Cash Collateral delivered by the Company pursuant to this Section 2.06(c) or Section 2.06(d) and then held by the Administrative Agent) at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.16, no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Loans, the Total Outstandings (minus the amount of any Cash Collateral delivered by the Company pursuant to this Section 2.06(c) or Section 2.06(d) and then held by the Administrative Agent) exceed the Aggregate Commitments then in effect.
(d)    If the Administrative Agent notifies the Company at any time that the Outstanding Amount (minus the amount of any Cash Collateral delivered by the Company pursuant to Section 2.06(c) or this Section 2.06(d) and then held by the Administrative Agent) of all Loans denominated in any Offshore Currency (other than euro) at the most recent Revaluation Date exceeds 105% of the Offshore Currency Committed Loan and Swing Line Loan Sublimit then in effect, the Company shall immediately prepay Committed Loans and/or Swing Line Loans, as the Company shall select, in an aggregate Dollar Equivalent Amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Offshore Currency Committed Loan and Swing Line Loan Sublimit then in effect. If the Administrative Agent notifies the Company at any time that the Dollar Equivalent Amount of the Outstanding Amount (minus the amount of any Cash Collateral delivered by the Company pursuant to Section 2.06(c) or this Section 2.06(d) and then held by the Administrative Agent) of all Loans and L/C Obligations denominated in any Offshore Currency (other than euro) at the most recent Revaluation Date exceeds 105% of the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit then in effect, the Company shall immediately prepay Committed Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations, as the Company shall select, in an aggregate Dollar Equivalent Amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Offshore Currency Committed Loan, Swing Line Loan and Letter of Credit Sublimit then in effect.
2.07    Reduction or Termination of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the Total Outstandings; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of the Dollar Equivalent Amount of $10,000,000 or any whole multiple of the Dollar Equivalent Amount of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit, the Offshore Currency Committed Loan and Swing Line Loan Sublimit or the Offshore Currency Committed Loan, Swing Line Loan or Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate

Exhibit 4.1

Commitments may not be increased except in accordance with Section 2.03. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.08    Repayment of Loans.
(a)    Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
(b)    Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) one Business Day following demand (by telephonic or written notice) by the Administrative Agent and (ii) the Maturity Date.
2.09    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Offshore Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Offshore Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan in Dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iv) each Swing Line Loan in a Letter of Credit and Swing Line Offshore Currency shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Offshore Rate plus the Applicable Margin. Interest on Offshore Currency Loans shall be paid in the Offshore Currency of such Offshore Currency Loan.
(b)    If any amount of principal on any Loan is not paid when due (after giving effect to all applicable grace periods) or if any interest, fee or other amount payable by any Borrower under any Loan Document is not paid when due (after giving effect to all applicable grace periods), in each case, whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Except as provided in clause (b) above, interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.04:
(a)    Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Margin applicable to the facility fee times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans and L/C Obligations remain outstanding) and shall be due and payable

Exhibit 4.1

quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
(b)    Arrangement and Agency Fees. The Company shall pay an arrangement fee to each Arranger for such Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in (i) the letter agreement, dated August 7, 2014 (the “Agent/Arranger Fee Letter”), among the Company, JPMorgan and JPMS and (ii) the WFS Fee Letter, as applicable. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
(c)    Lenders’ Upfront Fee. On the Closing Date, the Company shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective pro rata share of the Aggregate Commitments, an upfront fee in a mutually agreeable amount. Such upfront fees are for the credit facility committed by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.
2.11    Computation of Interest and Fees. Interest on (i) Base Rate Loans (including Base Rate Loans determined by reference to the Offshore Rate) and (ii) Offshore Rate Loans when the Offshore Base Rate is determined by reference to the CDOR Screen Rate, the AUD Screen Rate or the NZD Screen Rate, in each case shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days, or, in the case of interest in respect of Loans denominated in Offshore Currencies as to which market practice differs from the foregoing, in accordance with such market practice as determined by the Administrative Agent. Interest shall accrue on each Loan for the day on which the Loan is made, and, subject to Section 2.13(a), shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumptively correct, absent manifest error.
2.12    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be presumptively correct absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumptively correct in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules

Exhibit 4.1

to its Note and endorse thereon the date, Type (if applicable), Offshore Currency (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent, in the absence of manifest error, shall be presumptively correct.
2.13    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Offshore Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Offshore Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Offshore Currency and in Same Day Funds not later than 12:00 noon, Applicable Time, on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Offshore Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent Amount of the Offshore Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 12:00 noon in the case of payments in Dollars, or (ii) after 12:00 noon, Applicable Time, in the case of payments in an Offshore Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall in each case continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)     Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Offshore Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (or, in the case of a Borrower only, one Business Day following demand) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at

Exhibit 4.1

(A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be presumptively correct, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Exhibit 4.1

2.14    Sharing of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower, subject to Section 10.08, rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.15    Designated Borrowers.
(a)    Effective as of the date hereof, each of Stryker IFSC Limited, a corporation organized under the laws of Ireland, Howmedica International S. de R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Panama, Stryker International Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid established under the laws of The Netherlands, and Stryker Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid established under the laws of The Netherlands, shall be a “Designated Borrower” hereunder and may request and be advanced Committed Loans and Swing Line Loans and may apply for Letters of Credit to be issued, all for its account (or, in the case of Letters of Credit, the account of the Company or any Subsidiary) on the terms and conditions set forth in this Agreement.
(b)    The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent, designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to request and be advanced Committed Loans and Swing Line Loans hereunder and to apply for Letters of Credit to be issued hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Notice and Assumption Agreement”). Following receipt of such notice from the Company, the Administrative Agent shall promptly notify each

Exhibit 4.1

Lender of its receipt of such notice. Within 5 Business Days of its receipt of such notice from the Administrative Agent, each Lender shall notify the Administrative Agent if it would be unlawful for such Lender to permit such Applicant Borrower to request and be advanced Committed Loans and Swing Line Loans from such Lender hereunder and to apply for Letters of Credit to be issued from such Lender (in its capacity as an L/C Issuer) hereunder, on the terms and conditions set forth herein, and the Administrative Agent shall promptly notify the Company of any such responses; provided, however, that the failure of any Lender to give such notice shall not obligate such Lender to advance Committed Loans or Swing Line Loans or to issue Letters of Credit to the extent it is unlawful for such Lender to do so. Following the Company’s receipt of notice from the Administrative Agent of any such responses, the Company may, in its discretion, terminate the applicable Subsidiary’s designation as an Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, Notes signed by such new Borrowers to the extent any Lenders so require, and, if the designation of such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Confirmation”) to the Company and the Lenders specifying that effective as of the date of such Designated Borrower Confirmation the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to request and be advanced Committed Loans and Swing Line Loans hereunder and to apply for Letters of Credit to be issued hereunder, on the terms and conditions set forth herein, except to the extent it is unlawful for any such Lender to do so (in which case, it shall not be obligated to do so) and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.
(c)    The Company shall guaranty the Obligations of each Designated Borrower pursuant to the terms and conditions of the Guaranty. The Obligations of all Designated Borrowers shall be several in nature.
(d)    Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Company, and the Company hereby accepts such appointment, as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder and (iv) to be such Designated Borrower’s Agent for the purpose of receiving, accepting and acknowledging service on its behalf in any legal process issued in connection with this Agreement or any other Loan Document. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

Exhibit 4.1

(e)    The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable or obligations outstanding by such Designated Borrower, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
(f)    If the Company shall designate as a Designated Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment hereunder with respect to such Designated Borrower by causing a branch or an Affiliate of such Lender to act as the Lender in respect of such Designated Borrower (and such Lender shall, to the extent of Loans made to and participations in Swing Line Loans made to, or in Letters of Credit issued for the account of, such Designated Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 10.06); provided that the taking of any such actions by a branch or an Affiliate of such Lender shall not relieve any Lender of its obligations under this Agreement.
2.16    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (to the extent such L/C Obligations are not otherwise Cash Collateralized hereunder). At any time that there shall exist a Defaulting Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral to the extent required under Section 2.17.
(b)    Grant of Security Interest. All Cash Collateral from the Company (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing accounts at JPMorgan. All Cash Collateral from a Defaulting Lender (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees that the Administrative Agent shall have a first priority perfected security interest in and will have “control” within the meaning of the Uniform Commercial Code of such accounts and all such Cash Collateral, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.04, 2.05, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was specifically provided, prior to any other application of such property as may be required herein.

Exhibit 4.1

(d)    Release. The Administrative Agent agrees to determine whether there exists excess Cash Collateral on a monthly basis and otherwise from time to time promptly upon the request of the Company. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by reallocation or otherwise pursuant to Section 2.17 or by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower as a result of the occurrence of an Event of Default shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuers or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    each Defaulting Lender shall be entitled to receive a facility fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16;
(b)    the Commitment of such Defaulting Lender and such Defaulting Lender’s Applicable Percentage of the Total Outstandings shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to, but subject to, Section 10.01);
(c)    if any Swing Line Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) no Event of Default has occurred and is continuing and (y) the sum of the amount of all non-Defaulting Lenders’ Applicable Percentages of the Total Outstandings plus the amount of such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, Cash Collateralize for the benefit of the relevant L/C Issuers only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.16 for so long as such L/C Exposure is outstanding;
(iii)    if the Company Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(h) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

Exhibit 4.1

(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any L/C Issuer or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 2.04(h) with respect to such Defaulting Lender’s L/C Exposure shall be payable ratably to the relevant L/C Issuers until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no L/C Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with Section 2.17(c), and participating interests in any such newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that each of the Administrative Agent, the Company, the Swing Line Lender and each L/C Issuer agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender for all purposes hereof, the Swing Line Exposure and L/C Exposure shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively for fees accrued or payments made by or on behalf of a Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute any waiver or release of any claim hereunder resulting from such Lender having been a Defaulting Lender.
2.18    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 75 days and not later than 40 days prior to the next anniversary of the Closing Date (each such date, an “Anniversary Date”), request that each Lender extend such Lender’s Maturity Date then in effect hereunder (the “Existing Maturity Date”) for an additional calendar year from the Existing Maturity Date; provided, however, that if the Company does not request an extension of the Existing Maturity Date in a timely manner prior to any Anniversary Date it may, but shall not be obligated to, request that the Existing Maturity Date be extended for two consecutive calendar years from the Existing Maturity Date by making a request therefor in a timely manner prior to the next succeeding Anniversary Date.
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 30 days prior to the applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non‑Extending

Exhibit 4.1

Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 25 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right to replace each Non‑Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.16; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Anniversary Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. Effective as of the applicable Anniversary Date, the Maturity Date of each Lender that has agreed to extend its Maturity Date (each, an “Extending Lender”) and of each Additional Commitment Lender shall be extended to the date falling one or two, as applicable, calendar year(s) after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the applicable Anniversary Date signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (ii) in the case of the Company, certifying that, both immediately before and immediately after giving effect to such extension, (A) the representations and warranties of the Borrowers contained in Article V or in any other Loan Documents are true and correct in all material respects on and as of the applicable Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (B) no Default exists. In addition, on each Anniversary Date on which the Existing Maturity Date is extended, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by any Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and

Exhibit 4.1

all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed by the United States and any similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or the principal office or applicable Lending Office is maintained or is otherwise treated as doing business in such jurisdiction, (ii) taxes as a result of a failure of the Lender or the Administrative Agent to provide any required forms or exemption certificate or other documentation it was legally entitled to provide or a failure to comply with any of its covenants and agreements herein, including, without limitation, Section 10.15, (iii) in the case of a successor, assign or Participant, any withholding tax that is imposed on amounts payable to such successor, assign or Participant at the time such successor, assign or Participant becomes a party hereto (or designates a new lending office), except to the extent that such successor, assign or Participant (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment or participation) to receive additional amounts from any Borrower with respect to such withholding tax, (iv) any U.S. backup withholding taxes, (v) any U.S. Federal withholding taxes imposed by FATCA (including taxes on passthru payments made by any Borrower, the Administrative Agent, any Lender, any Participant or any of their respective successors or assigns), (vi) any other taxes imposed as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct and (vii) taxes and special assessments of any kind imposed solely as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or special assessment (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
(b)    In addition, the applicable Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, however, such amounts imposed as a result of an assignment or a grant of a participation (hereinafter referred to as “Other Taxes”).
(c)    Each Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes in the full amount (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) that are necessary to preserve the after-tax yield (taking into account and giving effect to any tax benefits afforded such Lender or the Administrative Agent in connection with or directly as a result of the imposition of such Taxes or Other Taxes) such Lender would have received if such Taxes or Other Taxes, as the case may be, had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, except with respect to any Lender or the Administrative Agent, as the case may be, for such Taxes, Other Taxes or a liability arising from such Lender’s or the Administrative Agent’s, as the case may be, willful misconduct or gross negligence. Payment under this indemnification

Exhibit 4.1

shall be made within 30 days after the date the applicable Lender or Agent makes written demand therefor specifying in reasonable detail the basis therefor. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 3.01 for any Taxes or Other Taxes imposed on such Lender more than 60 days prior to the date that such Lender notifies the Company of such Taxes or Other Taxes and of such Lender’s intention to claim compensation therefor; provided further that, if the imposition of such Taxes or Other Taxes is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from the funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer in good faith determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(e)    If any Borrower is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01, then such Lender or the Administrative Agent, as the case may be, shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office so as to eliminate, or reduce the amount of, any such additional payment by such Borrower which may thereafter accrue, if such change in the reasonable judgment of such Lender or the Administrative Agent, as the case may be, is not otherwise materially disadvantageous to such Person.
(f)    Except as otherwise provided in Section 3.01(h), no Designated Borrower that is a resident of Ireland for tax purposes shall be required to make an increased payment to a Lender or the Administrative Agent pursuant to this Section 3.01 for Taxes in respect of tax imposed by Ireland from a payment of interest if on the date on which the payment falls due the payment could have been made to the relevant Lender without a deduction for Taxes if it was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or concession of any relevant taxing authority. In furtherance of the foregoing, each Lender with respect to a Designated Borrower that is a resident of Ireland for tax purposes, hereby represents that (i) in the case of each Lender that is a signatory hereto, as of the Closing Date it is a Qualifying Lender and (ii) in the case of a Lender that becomes a Lender pursuant to an Assignment and Assumption in accordance with Section 10.06, as of the effective date of such Assignment and Assumption it is a Qualifying Lender.

Exhibit 4.1

(g)    A Lender and each Designated Borrower which makes a payment to which that Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for such Borrower to obtain authorization to make that payment without a withholding tax deduction. Each Lender shall cooperate with all reasonable requests for information made by any Designated Borrower that is a resident of Ireland for the purposes of enabling such Designated Borrower to determine the correct position regarding withholding tax on payments of interest under this Agreement.
(h)    Notwithstanding anything herein to the contrary, any Designated Borrower that is a resident of Ireland for tax purposes shall remain liable for any Taxes incurred by any Qualifying Lender resulting from such Designated Borrower’s failure to provide any forms or exemption certificate or other documentation it is legally required to provided to entitle any Qualifying Lender to an exemption from or reduction of withholding tax under the law of Ireland, or any treaty to which Ireland is a party.
(i)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrowers, if any, to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(i).
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans or issue Letters of Credit in an Offshore Currency, or (if such Lender is the Swing Line Lender) for the Swing Line Lender or its applicable Lending Office to make, maintain or fund Swing Line Loans in an Offshore Currency, as it would otherwise be obligated hereunder to make, maintain or fund, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or the applicable Offshore Currency in the applicable offshore interbank market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation existing hereunder of such Lender to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Committed Loans or to issue Letters of Credit in such Offshore Currency or to make Swing Line Loans in such Offshore Currency shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Offshore Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Offshore Rate Loans, and prepay all such Swing Line Loans in such Offshore Currency. Upon any such prepayment or conversion, the Borrowers shall also pay (or shall cause the applicable Designated Borrower to pay) accrued and unpaid interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender,

Exhibit 4.1

otherwise be materially disadvantageous to such Lender or make it impracticable for such Lender to fund Loans within the time periods required under this Agreement.
3.03    Inability to Determine Rates.
(a)    If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for a Borrowing of Offshore Rate Loans such Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Offshore Rate shall be the Reference Bank Rate for such Interest Period for such Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Offshore Rate for such Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as a Borrowing of Base Rate Loans and (ii) if such Borrowing shall be requested in any Committed Loan Offshore Currency, the Offshore Rate shall be equal to the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion, such rate, the “COF Rate”).
(b)    If the Administrative Agent or the Required Lenders reasonably determine in connection with any request for an Offshore Rate Loan or a conversion to or continuation thereof that (x) deposits in Dollars or the applicable Offshore Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Offshore Rate Loan, (y) adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period for such Offshore Rate Loan (whether denominated in Dollars or any Committed Loan Offshore Currency), or (z) the Offshore Rate for any requested Interest Period for such Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Offshore Rate Loan, the Administrative Agent (following notice from the Required Lenders if they make such determination) will promptly notify the Company and all Lenders, except as set forth below. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice:
(i)    the Company may revoke any pending request for a Borrowing, conversion or continuation of Offshore Rate Loans in the affected currency or currencies or the affected Interest Period on the scheduled Borrowing date or the last day of the Interest Period therefor (in the case of a continuation or conversion), and the Company shall pay to the relevant Lenders the amounts, if any, required pursuant to Section 3.05 as a result of such revocation, or, failing that, with respect to any request for an Offshore Rate Committed Loan in the affected currency or currencies or the affected Interest Period, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein; and
(ii)    with respect to any Offshore Rate Committed Loans outstanding on the date of receipt by the Company of any such notice from the Administrative Agent, the rate of interest on each Lender’s share of any outstanding Offshore Rate Committed Loan for the Interest Period with respect thereto shall be the COF Rate.

Exhibit 4.1

3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Offshore Rate Loans.
(a)    If the Administrative Agent or any Lender reasonably determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Administrative Agent under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender or the Administrative Agent then reasonably determines to be relevant) that as a result of any Change in Law there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans or (as the case may be) issuing or participating in Letters of Credit or participating in Swing Line Loans and Offshore Currency Committed Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing including, without limitation, as a result of the Administrative Agent or such Lender becoming subject to any taxes, duties, levies, imposts, deductions, assessments, fees, reserves, special deposits, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment), withholdings or similar charges and liabilities on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (w) any taxes imposed by FATCA (including taxes on any passthru payments made by any Borrower, the Administrative Agent, any Lender, any Participant or any of their respective successors or assigns), (x) Taxes imposed on payments hereunder or Other Taxes (as to which Section 3.01 shall govern), (y) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office and (z) reserve requirements contemplated by Section 3.04(f)), then from time to time upon demand of the Administrative Agent or such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent or such Lender such additional amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduction.
(b)    If any Lender reasonably determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant) that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such reduction.
(c)    If any Lender requests compensation by any Borrower under the foregoing provisions of this Section 3.04, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect; provided, such suspension shall not affect the right of such Lender to receive the compensation so requested.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing

Exhibit 4.1

provisions of this Section 3.04 for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Each Lender agrees to designate a different Lending Office if such designation will avoid the need for compensation under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
(f)    The Company shall, to the extent not provided for in the calculation of the Offshore Rate, pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Offshore Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
(g)    For purposes of this Section 3.04, the term “Lender” includes each L/C Issuer.
3.05    Funding Losses.
(a)    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or shall cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or, to the extent such payment or prepayment is demanded by the Swing Line Lender prior to an Event of Default, an Offshore Currency Swing Line Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount specified in a notice given by the Company or the applicable Designated Borrower, as the case may be; or
(iii)    the assignment of any Offshore Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 10.16;

Exhibit 4.1

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by the Company or any Designated Borrower, as applicable, to the Lenders under this Section 3.05(a), each Lender shall be deemed to have funded each Offshore Rate Loan made by it at the rate used in determining the Offshore Rate for such Loan by a matching deposit or other Borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.
3.06    Survival. All of the Borrowers’ obligations under Sections 3.01, 3.02 and 3.04 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Effectiveness of this Agreement. The effectiveness of this Agreement is subject to satisfaction (or waiver) of the following conditions precedent:
(a)    Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters, the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (including “PDF” and “TIF” files) (facsimiles and electronic copies followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each signing Borrower, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
(ii)    Notes executed by each Borrower in favor of each Lender requesting such a Note;
(iii)    a copy of the resolutions of the board of directors (or other governing body) of each Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary, an Assistant Secretary or other appropriate officer or director of such Borrower;
(iv)    a certificate of the Secretary, Assistant Secretary or other appropriate officer or director of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;
(v)    the Organization Documents of each Borrower as in effect on the Closing Date, certified by the Secretary, Assistant Secretary or other appropriate officer or director of such Borrower as of the Closing Date;
(vi)    (A) a good standing certificate (or equivalent thereof, if available) for each Borrower from the appropriate Governmental Authority of its jurisdiction of incorporation or formation and (B) evidence reasonably acceptable to the Administrative Agent and the Lenders that Howmedica International S. de R.L. is a resident of Ireland for withholding tax purposes;

Exhibit 4.1

(vii)    a certificate signed by a Responsible Officer of the Company, dated as of the Closing Date, certifying that: (A) the representations and warranties of the Borrowers contained in Article V or in any other Loan Documents are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; (B) no Default or Event of Default exists, or will result from the Credit Extensions made on the Closing Date or the application of the proceeds thereof; and (C) there has not occurred since the date of the Audited Financial Statements, a material adverse change in the business, assets, or financial condition of the Company and its Subsidiaries taken as a whole, other than any material adverse change that has been publicly disclosed in the Company’s filings with the SEC prior to July 25, 2014;
(viii)    copies of the current Issuer Ratings;
(ix)    opinions of counsels to the Borrowers in the forms delivered in connection with the closing of the Existing Credit Agreement; and
(x)    such other certificates or documents as the Administrative Agent, any L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent required to be paid by it to the extent invoiced prior to or on the Closing Date.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each L/C Issuer and each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Committed Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrowers contained in Article V or in any other Loan Documents (other than those representations and warranties in Sections 5.01(b)(i), 5.01(c), 5.01(d), all of Sections 5.06 and 5.08, the last sentence of Section 5.09 and all of Section 5.10) shall be true and correct in all material respects on and as of the date of such Credit Extension, except that to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)    No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
(c)    The Administrative Agent or, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Exhibit 4.1

(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.
(e)    In the case of a Credit Extension to be denominated in an Offshore Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Required Lenders (in the case of any Committed Loans to be denominated in an Offshore Currency), the Swing Line Lender (in case of any Swing Line Loan to be denominated in an Offshore Currency) or the L/C Issuers (in the case of any Letter of Credit to be denominated in an Offshore Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Offshore Currency.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Committed Loans) submitted by a Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension and shall be deemed a making of the representations and warranties described in Section 4.02(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Borrower (except in the case of the representation and warranty set forth in Section 5.12, which representation and warranty applies solely to the Company) represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power; Compliance with Laws. Each Borrower (a) is duly organized or formed, validly existing and in good standing (or the equivalent thereof in the case of each foreign Borrower) under the Laws of the jurisdiction of its incorporation or organization, (b) (i) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and (ii) has all requisite power and authority and legal right to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), clause (c) or clause (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Borrower is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Borrower or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) and clause (c) for any such violation, breach or contravention which would not reasonably be expected to have a Material Adverse Effect. If a Borrower organized under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement and/or any other Loan Document, it is hereby expressly acknowledged and accepted by the parties to this Agreement and/or any other Loan Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Exhibit 4.1

5.03    Governmental and Third-Party Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Borrower of this Agreement or any other Loan Document to which it is a party except such as have been obtained or made and, in the case of a Borrower organized under the laws of Ireland, except for registration of particulars of the charge created by Section 2.16(b) or any other agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 at the Companies Registration Office in Dublin, Ireland, in the form approved by or on behalf of the Administrative Agent, and payment of associated fees, which registration and fees will be made and paid within 21 days after the date of this Agreement or such other agreement, as applicable.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is a party thereto. This Agreement constitutes, and each other Loan Document to which a Borrower is party when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as may be limited by bankruptcy, solvency, reorganization, moratorium or similar law relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.
5.05    Financial Statements.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP (except as otherwise expressly noted therein) consistently applied throughout the period covered thereby; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (except as otherwise expressly noted therein) consistently applied throughout the period covered thereby.
(b)    The unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP (except as otherwise expressly noted therein) consistently applied throughout the period covered thereby and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (except as otherwise expressly noted therein) consistently applied throughout the period covered thereby, subject, in the case of clauses (i) and (ii), to normal year end audit adjustments and the absence of footnotes.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Subsidiary of the Company or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.
5.07    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Exhibit 4.1

5.08    Environmental Compliance. Neither any Borrower nor any Material Subsidiary has any liability under Environmental Laws that would reasonably be expected to have a Material Adverse Effect.
5.09    Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal and state income taxes and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except as would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
5.10    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent of any noncompliance which would not reasonably be likely to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion or advisory letter) from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or the remedial amendment period for such Plan under Section 401(b) of the Code has not yet expired and, to the best knowledge of the Company, nothing has occurred (i) which has not been remedied which would, or (ii) as to which the Company does not intend to commence and complete all necessary and required remedial measures within statutorily or regulatory prescribed periods of time for such remedies to be undertakes so as to, prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 and Section 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. Each trust related to a Plan has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code.
(b)    There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in any obligation in excess of $100,000,000; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would reasonably be expected to result in any obligation in excess of $100,000,000 and has met all applicable requirements under the Pension Funding Rules; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that would reasonably be expected to result in any obligation in excess of $100,000,000; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred

Exhibit 4.1

or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; and (vii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows or has any reason to know of any facts or circumstances that could reasonably be expected to cause any Plan to be subject to the special funding rules for plans in an at risk, endangered or critical status (as described in Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA.
(d)    Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 5.10(d) hereto.
5.11    Margin Regulations; Investment Company Act; Anti-Corruption Laws and Sanctions.
(a)    No Borrower is engaged nor will any Borrower engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(c)    The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, and its Subsidiaries and to the knowledge of the Company its directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and no Designated Borrower is knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will in each case act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions contemplated by the Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
5.12    Disclosure. The statements, information and reports (other than information of a general economic or industry-specific nature) provided by a Responsible Officer of the Company in any Loan Document or furnished to the Administrative Agent or any Lender by a Responsible Officer of the Company in connection with the preparation of any Loan Document, when taken as a whole (in each case as timely modified or supplemented by the Company), do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that any inaccuracies, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time of preparation (it

Exhibit 4.1

being understood that projections are not to be viewed as facts and that actual results may differ significantly from such projections).
5.13    Centre of Main Interest and Establishments. No Borrower organized under the laws of the Netherlands shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings (the “Insolvency Regulation”)) to be situated outside of its jurisdiction of incorporation, or cause it to have an establishment (as that term is used in Article 2(h) of the Insolvency Regulation) situated outside of its jurisdiction of incorporation.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall (except in the case of the covenant set forth in Section 6.05 (which covenant shall apply solely to the Company)) and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.05 (which covenant shall apply solely to the Company), 6.10 (other than with respect to Material Subsidiaries) and 6.11) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent (for further delivery to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit or the going concern status of the Company; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, 5 days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended September 30, 2014), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
6.02    Certificates; Other Information. Deliver to the Administrative Agent (for further delivery to each Lender):
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

Exhibit 4.1

(b)    promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company generally and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and copies of all annual, regular, periodic and special reports and registration statements which the Company files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(c)    promptly such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted to the SEC’s website (www.sec.gov) or (iii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or any other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, in the case of documents required to be delivered pursuant to Section 6.01(a) or (b), the Company shall deliver electronic copies of such documents to the Administrative Agent if any Lender requests that the Company deliver such copies until a request to cease delivering copies is given by the Administrative Agent at the request of such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) no Borrower Materials shall be made available by the Administrative Agent or any Arranger to Public Lenders unless such Borrower has clearly and conspicuously marked such Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” For the avoidance of doubt, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
6.03    Notices. Promptly after a Responsible Officer of the Company obtains actual knowledge, notify the Administrative Agent of:

Exhibit 4.1

(a)    the occurrence of any Default or Event of Default; and
(b)    any announcement by Moody’s or S&P of any change in an Issuer Rating.
Each notice delivered pursuant to Section 6.03(a) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.
6.04    Payment of Taxes. Pay and discharge as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except that the Company may effect or enter into transactions not prohibited by Section 7.03 or 7.04.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except in each case referred to in clause (a) and (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, associations or captive insurance companies, insurance in such amounts and covering such risks as is consistent with sound business practice in the industry.
6.08    Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
6.09    Books and Records. Maintain books of record and account containing entries that are full, true and correct in all material respects of all material dealings and transactions in relation to its business and activities in order to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP.
6.10    Inspection Rights. When an Event of Default has occurred and is continuing, permit representatives and independent contractors of the Administrative Agent, upon reasonable prior notice, at reasonable times and at reasonable intervals, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and condition with its officers and, if a Senior Officer of the Company is present, its independent public accountants.

Exhibit 4.1

6.11    Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, capital expenditures, acquisitions and other general corporate purposes not in contravention of any Law or of any Loan Document. Notwithstanding the foregoing, none of the Borrowers will use the proceeds of any Credit Extension in any manner that would result in any interest thereon being deemed Panamanian source income for purposes of Panamanian tax laws and regulations. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall (except in the case of the covenant set forth in Section 7.03 (which covenant shall apply solely to the Company)), nor shall (except in the case of the covenant set forth in Section 7.03, which covenant shall apply solely to the Company) it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens created or arising pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01 and, if the obligation secured by such Lien is modified, refinanced, refunded, extended, renewed or replaced, any Lien securing such modified, refinanced, refunded, extended, renewed or replaced obligation; provided that (i) the property covered thereby shall not be changed in category or scope and (ii) such Lien shall secure only those modifications, refinancings, refundings, extensions, renewals and replacements of the secured obligations that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such modification, refinancing, refunding, extension, renewal or replacement;
(c)    Liens for taxes, assessments, levies or governmental charges of any Governmental Authority, in each case not yet overdue by more than 60 days or which are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves with respect thereto have been established in accordance with GAAP;
(d)    Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business, such as of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and mechanics’ Liens, which are not overdue for a period of more than 60 days or which are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves with respect thereto have been established in accordance with GAAP;
(e)    Liens incurred and pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

Exhibit 4.1

(f)    Liens incurred and pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature incurred in the ordinary course of business;
(g)    easements, zoning restrictions, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title, restrictions, encroachments, imperfections and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business which could not be expected to have a Material Adverse Effect;
(h)    statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage, including, without limitation, Liens arising under the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken);
(i)    Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction (or Section 4-208 in the case of the New York Uniform Commercial Code) and covering only the items being collected upon;
(j)    Liens of sellers of goods to the Company or a Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business;
(k)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (other than a capital lease) entered into by the Company or a Subsidiary in the ordinary course of business;
(l)    Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it;
(m)    Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;
(n)    Liens arising from filing UCC financing statements relating solely to operating leases;
(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(q)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries;
(r)    leases or subleases of personal property of the Company or a Subsidiary or licenses of patents, trademarks and other intellectual property rights of the Company or any of its Subsidiaries that could not reasonably be expected to have a Material Adverse Effect;
(s)    Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is not prohibited by this Agreement);

Exhibit 4.1

(t)    Liens on accounts receivable (and related supporting obligations and books and records and the proceeds thereof) subject to a Permitted Securitization Transaction;
(u)    Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(h);
(v)    Liens on any property acquired, constructed or improved by the Company or any Subsidiary to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement (or Liens securing obligations to finance the development, construction, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase of such assets or through the purchase of equity interests in a Person owning such assets), including Liens securing capital leases, tax retention and other synthetic lease obligations and purchase money obligations; provided that such Liens shall attach only to the asset acquired in connection with the incurrence of such obligations and any proceeds and products thereof;
(w)    Liens securing Indebtedness (including Indebtedness committed to the Company or any Subsidiary but not advanced) or other obligations in aggregate outstanding principal amount not to exceed 20% of Consolidated Net Worth as of the most recently ended fiscal quarter of the Company; and
(x)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modification, refinancing, refunding, extension, renewal or replacement thereof that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement.
7.02    Subsidiary Indebtedness. Allow or permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness in an aggregate outstanding principal amount which exceeds 20% of Consolidated Net Worth (measured as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01 (provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of Indebtedness shall not at a later time exceed 20% of Consolidated Net Worth so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness was permitted to be incurred)), other than the following:
(a)    (i) Indebtedness owing to the Company or to any other Subsidiary of the Company and (ii) guaranties of any Indebtedness of any Subsidiary owing to the Company or to any other Subsidiary;
(b)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of such Subsidiary;
(c)    Indebtedness incurred by any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of such Subsidiary;

Exhibit 4.1

(d)    Indebtedness owed to any Person (including obligations in respect of letters of credit) which finances worker’s compensation, health, disability, life insurance or other employee benefits or property, casualty or liability insurance or captive insurance, or which may be deemed to exist pursuant to reimbursement or indemnification obligations to such Person;
(e)    (i) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and (ii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations to the extent any such obligations constitute indebtedness;
(f)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;
(g)    Indebtedness pursuant to a Permitted Securitization Transaction;
(h)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals, extensions or replacements thereof that do not increase the outstanding principal amount thereof, plus any accrued interest, premium, fees, costs and expenses payable in connection with any such refinancing, refunding, renewal or extension;
(i)    Indebtedness incurred to finance the acquisition, construction or improvement of any property (or Indebtedness to finance the development, construction, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase of such assets or through the purchase of equity interests in a Person owning such assets), including capital leases, tax retention and other synthetic lease obligations and purchase money obligations; provided that any such Indebtedness shall be secured only by the property acquired in connection with the incurrence of such Indebtedness and any proceeds and products thereof;
(j)    obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation; and
(k)    Acquired Indebtedness and any modifications, refinancings, refundings, extensions, renewals and replacements thereof which do not increase the outstanding principal amount thereof plus interest, premium, fees and expenses.
7.03    Fundamental Changes. Merge or consolidate with or into any other Person if, immediately after giving effect to such merger or consolidation, (a) a Default or an Event of Default exists or (b) the Company is not the continuing or surviving Person (unless the Person formed by such merger or consolidation assumes, by an assumption agreement with terms reasonably satisfactory to the Required Lenders, all of the Obligations of the Company under the Loan Documents, including the Guaranty).
7.04    Dispositions. Convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to or in favor of any other Person (other than a Borrower).

Exhibit 4.1

7.05    Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter of the Company to be greater than 3.5 to 1.0.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Borrowing, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Borrowing, or any facility, utilization or other fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11, 7.03, 7.04 or 7.05 that applies to it; or
(c)    Other Defaults. Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document which is not remedied within thirty (30) days after a Senior Officer receives written notice from the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made by any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made; or
(e)    Cross-Default; Cross-Acceleration. (i) The Company or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, the effect of which such failure to pay is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, (ii) the Company or any Subsidiary fails to observe or perform any other agreement or instrument evidencing any Material Indebtedness, or any other event occurs, in each case the effect of which failure or other event is to cause such Material Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise), in full, prior to its stated maturity; provided that, if the holders of such Material Indebtedness must elect to have it repurchased or redeemed, then this clause (ii) shall apply only if holders sufficient to make the Material Indebtedness become repurchased or redeemed in full make such election ; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $100,000,000; or
(f)    Insolvency Proceedings, Etc. Any Borrower or any Material Subsidiary of the Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an

Exhibit 4.1

assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, examiner, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, examiner, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts. Any Borrower or any Material Subsidiary of the Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against the Company or any Material Subsidiary of the Company one or more final judgments with respect to which all appeals have been exhausted or are time-barred for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or captive insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which such judgments or orders shall not have been paid, vacated, discharged, stayed or bonded; or
(i)    Invalidity of the Guaranty. The Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than unasserted indemnification obligations or other contingent obligations), ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or the Company denies that it has any or further liability or obligation under the Guaranty, or purports to revoke, terminate or rescind the Guaranty; or
(j)    Change of Control. There occurs any Change of Control with respect to the Company.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
(iii)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) in the currency in which such L/C Obligations are outstanding to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.04 and 2.16; and
(iv)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable law;

Exhibit 4.1

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (with respect to the Company), the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations in respect of the Loan Documents shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) required hereunder to be paid to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) required hereunder to be paid to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.04 and 2.16; and
Last, the balance, if any, after all of the Obligations (other than unasserted indemnification or other contingent obligations) have been paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.04(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of outstanding Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all such Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authorization of Administrative Agent. Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof,

Exhibit 4.1

together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties in connection with the arranging and other services regarding this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, regardless of whether a Default has occurred and is continuing (it being understood that, for the avoidance of doubt, the foregoing shall not apply with respect to any transactions other than the transactions under this Agreement or the transactions contemplated hereby, including, without limitation, other corporate transactions, other financial matters and custodial relationships between the Person acting as Administrative Agent (and not in its capacity as Administrative Agent), any Borrower or any Borrower’s Affiliates, and except as otherwise agreed to in writing by such Persons);
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) except, in each case for this clause (i), to the extent of its gross negligence or willful misconduct or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or

Exhibit 4.1

in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any written notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent shall also be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in any Offshore Currency. The Administrative Agent and any such sub-agent or Affiliate may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and Affiliate and to the Related Parties of the Administrative Agent and any such sub-agent and Affiliate, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with the consent of the Company (if required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or

Exhibit 4.1

through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders, with the consent of the Company (so long as no Event of Default has occurred and is continuing), appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. Notwithstanding the foregoing, so long as another Lender is willing to act as a swing line lender, such successor shall not be required to succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender. Notwithstanding the foregoing, so long as another L/C Issuer is willing to and has satisfied the provisions of clause (c) of the preceding sentence, such successor shall not be required to succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer nor satisfy the requirements of such clause (c).
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an L/C Issuer hereunder. None of the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have or be deemed to have any fiduciary relationship with any Lender.

Exhibit 4.1

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.04(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in a writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and each Borrower which is a party to such Loan Document, and delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    in the case of the initial Credit Extension, waive any condition set forth in Section 4.02(a), (b) or (d), without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 8.02(i)) without the written consent of such Lender;
(c)    extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Administrative Agent, any L/C Issuer or any Lender hereunder (including the Maturity Date) or under any other Loan Document without the written consent of such Lender (or, in the case of the Administrative Agent or the L/C Issuer, such Persons);

Exhibit 4.1

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing owed to any Lender, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    amend Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(g)    release the Company from its obligations under the Guaranty without the written consent of each Lender; or
(h)    amend Section 2.02(a) (solely with respect to funding procedures relating to Offshore Rate Committed Loans), Schedule 1.01(C) or the definitions of “Committed Loan Offshore Currency” or “Letter of Credit and Swing Line Offshore Currency” without the consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Required Lenders or each directly-affected Lender, as the case may be, directly affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders or each directly-affected Lender, as the case may be, directly affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each directly-affected Lender, as the case may be, directly affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Agent/Arranger Fee Letter and the WFS Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal amount owed to such Lender reduced or the final maturity thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders or any modification of this sentence shall require the consent of such Defaulting Lender.
For the avoidance of doubt and notwithstanding any provision herein to the contrary, this Agreement (including, without limitation, this Section 10.01) may be amended (or amended and restated) with the written consent of the Required Lenders (or the Administrative Agent on behalf of the Required Lenders) and the Company (i) to add one or more additional tranches of loans (including additional revolving credit or term loan facilities) to this Agreement and to permit the extensions of credit from time to time outstanding hereunder (or under such amended and restated agreement) and the accrued interest and fees in respect thereof to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the then-outstanding obligations of the Borrowers hereunder, and (ii) in

Exhibit 4.1

connection with the foregoing, to include, as appropriate, the Lenders providing such additional tranches of loans in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to a Borrower, the Administrative Agent or JPMorgan, in its capacity as Swing Line Lender or an L/C Issuer, to the address, telecopier number or telephone number specified for such Person on Schedule 10.02;
(ii)    if to any other Lender or L/C Issuer, to the address, telecopier number or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to the procedures approved by the Administrative Agent and notified to the Company; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and the Company agrees to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Exhibit 4.1

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment, with respect to which all appeals have been exhausted or abandoned, to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Exhibit 4.1

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.14) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall collectively have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration (including, without limitation, the exercise of the Administrative Agent’s rights under Section 6.10) of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof to the extent requested by the Company (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), if an Event of Default exists, in connection with the enforcement of its rights or remedies (A) under this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder. Notwithstanding the foregoing, the costs and expenses of counsel required to be paid by the Company relating to the Loan Documents, including in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the transactions contemplated thereby, and occurring on or before the Closing Date shall be limited as set forth in the Commitment Letter. For the avoidance of doubt and notwithstanding the foregoing provisions on this Section 10.04(a), no payment shall be required for costs and expenses that are taxes, duties, levies, imposts, deductions, assessments, fees or similar charges or liabilities with respect thereto other than amounts that represent losses, claims, damages, liabilities or related expenses arising from any claim other than for taxes, duties, levies, imposts, deductions, assessments, fees or similar charges or liabilities with respect thereto.

Exhibit 4.1

(b)    Indemnification by the Company. The Company and the Designated Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any amounts required to be paid by a Borrower pursuant to Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final judgment, with respect to which all appeals have been exhausted or abandoned, to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final judgment, with respect to which all appeals have been exhausted or abandoned, in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees (not arising as a result of any act or omission by the Company or any of its Subsidiaries) other than claims against the Administrative Agent, any L/C Issuer, the Swing Line Lender, the Syndication Agent, any Co-Documentation Agent, any Joint Lead Arranger or any Joint Bookrunner in its capacity as, or in fulfilling its role as, the Administrative Agent, an L/C Issuer, the Swing Line Lender, the Syndication Agent, a Co-Documentation Agent, a Joint Lead Arranger or a Joint Bookrunner or any similar role under this Agreement. For the avoidance of doubt and notwithstanding the foregoing provisions of this Section 10.04(b), no indemnity shall be available to any Indemnitee to the extent that any losses, claims, damages, liabilities or related expenses are taxes, duties, levies, imposts, deductions, assessments, fees or similar charges, or liabilities with respect thereto (collectively, “Applicable Taxes”) other than any Applicable Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Applicable Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Company or any Designated Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

Exhibit 4.1

(d)    Waiver of Consequential Damages, Etc. Each of the Company and the Designated Borrowers agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it or its Subsidiaries or Affiliates or to its or their respective equity holders or creditors arising out of, or related to or in connection with any aspect of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final judgment, with respect to which all appeals have been exhausted or abandoned, by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, agents or advisors or such Indemnitee’s breach in bad faith of its obligations under this Agreement or the other Loan Documents. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a final judgment, with respect to which all appeals have been exhausted or abandoned, by a court of competent jurisdiction or (ii) a claim brought by any Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final judgment, with respect to which all appeals have been exhausted or abandoned, in its favor on such claim as determined by a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Exhibit 4.1

10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except that the Company may effect or enter into transactions not prohibited by Section 7.03) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and
(C)    notwithstanding subsection (b)(i)(A) and subsection (b)(i)(B), other than assignments to an existing Lender, assignments of a Loan granted to a Borrower organized under the laws of the Netherlands shall always be in an amount exceeding €100,000 (or its equivalent in another currency).

Exhibit 4.1

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.
(iii)    Required Consents.
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed, it being understood that the Company may withhold its approval if it reasonably believes that an assignment would result in the incurrence of increased costs payable by the Company under this Agreement) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and
(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that no Borrower shall in any event be required to pay any portion of such fee unless a Borrower requests that a Lender be replaced pursuant to the provisions of Section 10.16. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, at the request of the Company, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing

Exhibit 4.1

Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall remain the holder of its Loans and owner of its interest in the Credit Agreement for all purposes hereunder.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations with respect thereto) to the same

Exhibit 4.1

extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.04 and 10.16 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment which (i) would accrue to such Participant if it were deemed to be a “Lender” under Section 3.01 or 3.04 (and subject to the requirements and limitations with respect thereto) and (ii) results from a Change in Law for which a Participant would be entitled to compensation under Section 3.01 or Section 3.04 (in accordance with the immediately preceding clause (i)) that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant that would be a Foreign Lender or a Qualifying Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMorgan or any other Lender then acting as an L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, JPMorgan or such other Lender, as the case may be, may, (i) upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) in the case of JPMorgan, upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Company shall be entitled, so long as no Event of Default has occurred and is continuing, to appoint from among the Lenders that have accepted such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of JPMorgan or such other Lender as an L/C Issuer or Swing Line Lender, as the case may be, or the resignation of such other Lender as an L/C Issuer. If JPMorgan or any other Lender then acting as an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect

Exhibit 4.1

to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)) until such time as the obligations relating to such outstanding Letters of Credit are assigned, assumed, released, terminated or paid in full (other than indemnification and other contingent obligations). If JPMorgan resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c) until such time as the obligations relating to such outstanding Swing Line Loans are assigned, assumed, released, terminated or paid in full (other than indemnification and other contingent obligations). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to JPMorgan or such other Lender, as the case may be, to effectively assume the obligations of JPMorgan or such other Lender, as the case may be, with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a confidential, need-to-know basis, to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.03(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction (including, without limitation, credit insurance providers) relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. In addition, the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For purposes of this Section, “Information” means all information received from any Borrower relating to such Borrower or any other Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Exhibit 4.1

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the a Borrower, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Set-off. In addition to any other rights and remedies that such Lender or such L/C Issuer may have, upon the occurrence and during the continuance of an Event of Default, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such L/C Issuer to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender and each L/C Issuer agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or such L/C Issuer; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit 4.1

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall survive in full force and effect until payment in full of all Obligations (other than indemnification and other contingent obligations).
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited
10.13    No advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) in connection with the arranging and other services regarding this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, the Administrative Agent, each Lender and each Arranger, as applicable, each is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates or any other Person (it being understood that the foregoing shall not apply with respect to any other transactions, including, without limitation, other corporate transactions, other financial matters and custodial relationships between such parties, and except as otherwise agreed to by the relevant parties) and (B) neither the Administrative Agent nor any Lender nor any Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Lender nor any Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby except to the extent provided otherwise in clause (ii) above.

Exhibit 4.1

10.14    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.15    Tax Forms.
In the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for exemption from United States Federal withholding tax under an income tax treaty to which the United States is a party,
(ii)    duly completed copies of IRS Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E,
(iv)    IRS Form W-8IMY and all required supporting documentation, or
(v)    any other form prescribed by applicable law as a basis for claiming exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender to the extent that it may legally do so, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.
(a)    Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly

Exhibit 4.1

signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
(b)    If a payment made to a Lender or a Participant under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10.15(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
10.16    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice under Section 3.02, or if any Lender is a Restricted Lender (as defined below), or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the applicable Designated Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    in the case of any such assignment by a Restricted Lender, the assignee must have approved in writing the substance of the amendment, waiver or consent which caused the assignor to be a Restricted Lender; and
(e)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section

Exhibit 4.1

10.16 may be effected pursuant to an Assignment and Assumption executed by the Company and the assignee and acknowledged by the Administrative Agent, and that the Lender required to make such assignment need not be a party thereto.
For the purposes of this Section 10.16, a “Restricted Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Company pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.
10.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.18    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR

Exhibit 4.1

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.19    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION..
10.20    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
10.21    Appointment. Each of the Designated Borrowers hereby irrevocably appoints the Company, and the Company accepts the appointment, to act as its agent for the purpose of receiving, accepting and acknowledging service on its behalf in any legal process issued in connection with this Agreement or any other Loan Document. Each of the Designated Borrowers hereby gives the Company an irrevocable power of attorney to receive, accept and acknowledge, on its behalf, any service of process, writ, summons or notice sent in connection with this Agreement or any other Loan Document to any Designated Borrower.

Exhibit 4.1

10.22    Prepayment of Loans under the Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that any and all required notice periods under the Existing Credit Agreement in connection with the prepayment (if any) on the Closing Date of any “Loans” under the Existing Credit Agreement are hereby waived and of no force and effect.
[Signature pages follow.]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.
STRYKER CORPORATION

By:
Name:
Title:

HOWMEDICA INTERNATIONAL S. DE R.L., as a Designated Borrower
By:
Name:
Title:     Administrator

STRYKER IFSC LIMITED,
as a Designated Borrower
By:
Name:
Title: Director

Present when the common seal of
STRYKER IFSC LIMITED
was affixed to this deed
and this deed was delivered:

Director

Director / Secretary

STRYKER CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT
Signature Page

Exhibit 4.1

STRYKER INTERNATIONAL HOLDINGS B.V.,
as a Designated Borrower
By:
Name:
Title: Director

STRYKER HOLDINGS B.V.,
as a Designated Borrower
By:
Name:
Title: Director

STRYKER CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT
Signature Page

Exhibit 4.1

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as an L/C Issuer, as Swing Line Lender and individually as a Lender
By:
Name:
Title:

STRYKER CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT
Signature Page

Exhibit 4.1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and individually as a Lender
By:
Name:
Title:

STRYKER CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT
Signature Page

Exhibit 4.1

[OTHER LENDERS], as a Lender
By:
Name:
Title:

STRYKER CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT
Signature Page